                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)
    (2)

[X]  Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Exchange Act Rule 14a-11 or 14a-12

                                  AMETEK, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
-------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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
                                 Notice of 2000
                                 Annual Meeting






                                Proxy Statement






                          Annual Financial Statements
                            and Review of Operations







                                 [AMETEK LOGO]

                                TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
Notice of Annual Meeting

Proxy Statement..........................................................................................1

     Solicitation of Proxies.............................................................................1

     Voting Rights.......................................................................................1

     Proposals to be Voted Upon..........................................................................2

     Election of Directors...............................................................................3

     Board Committees....................................................................................4

     Compensation of Directors...........................................................................5

     Stock Ownership.....................................................................................6

     Other Beneficial Ownership..........................................................................8

     Executive Officers..................................................................................9

     Executive Compensation.............................................................................10

     Compensation Committee Report on Executive Compensation............................................11

     Stock Options and Stock Appreciation Rights........................................................15

     Defined Benefit and Actuarial Plans................................................................16

     Stock Performance Graph............................................................................18

     Compensation Committee Interlocks and Insider Participation........................................19

     Compliance with Section 16(a) of The Securities and Exchange Act of 1934...........................19

     Employment Contracts and Termination, Severance and Change-in-Control Arrangements.................19

     Shareholder Proposals for the 2001 Proxy Statement.................................................20

Appendix

     Index to Annual Financial Statements and Review of Operations.....................................A-1

                                 [AMETEK LOGO]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              Tuesday, May 9, 2000
                         3:00 p.m. Eastern Daylight Time
                            Le Parker Meridien Hotel
                              118 West 57th Street
                               New York, NY 10019

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the 2000 Annual Meeting of Shareholders of AMETEK, Inc. The following items of business will be discussed during the Annual Meeting:

         1.       Re-election of three directors: Helmut N. Friedlaender, James
                  R. Malone and Elizabeth R. Varet, each for a term of three years;

         2. Ratification of the appointment of Ernst & Young LLP as independent auditors for 2000;

         3. Transaction of any other business properly brought before the Annual Meeting.

Your vote is important. You can vote in one of four ways: (1) by computer using the Internet, (2) by Touch-Tone telephone using a toll-free number, (3) by marking, signing and dating your proxy card and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Directions to Le Parker Meridien Hotel are located on the back cover of the attached Proxy Statement.

Please refer to your proxy card for specific proxy voting instructions or visit our Web site at www.ametek.com for general questions and answers about proxy voting.

This year we have included the detailed annual financial information relating to our business and operations in an appendix to the Proxy Statement instead of in a separate annual report to shareholders. In our continuing effort to improve communications with our shareholders, we have prepared a Summary Annual Report, also enclosed.

We hope the convenience and cost savings of voting by computer or telephone will attract you. A sizable electronic "turnout" would save AMETEK and its shareholders significant return-postage fees.

I look forward to seeing you at the Annual Meeting. On behalf of the management and directors of AMETEK, Inc., I want to thank you for your continued support and confidence during 1999 and going forward.

                                                 Sincerely,


                                                 /s/ W.E. Blankley

                                                 Walter E. Blankley
                                                 Chairman of the Board


Dated:   Paoli, Pennsylvania
         April 4, 2000

                                 [AMETEK LOGO]


Principal executive offices

37 North Valley Road
Building 4
P.O. Box 1764
Paoli, Pennsylvania 19301-0801

                         P R O X Y   S T A T E M E N T


                             SOLICITATION OF PROXIES

The Board of Directors of AMETEK, Inc. (AMETEK) solicits the accompanying proxy for use at the Annual Meeting of Shareholders to be held on May 9, 2000, and at any and all adjournments thereof.

AMETEK has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of votes for a fee of $6,500, plus reasonable expenses. AMETEK will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common stock. The above Notice of Annual Meeting, this Proxy Statement, and the proxy card with voting instructions are being distributed on or about April 4, 2000.

                                  VOTING RIGHTS

Shareholders as of the close of business on March 24, 2000 (the Record Date) are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote. As of the Record Date, 31,933,661 shares of AMETEK's common stock were issued and outstanding. In addition, AMETEK held 1,442,830 issued shares in its treasury, which, while so held, cannot be voted. A majority of the outstanding shares of common stock, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. A shareholder who is present or represented by proxy at the Annual Meeting and who abstains from voting, and broker non-votes (shares held by a broker or nominee who is present or represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on proposals) will be counted for purposes of determining the quorum, but will not be counted as votes for or against the proposals. A shareholder may revoke a proxy any time before the Annual Meeting. If a proxy is properly submitted and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If the shareholder submits the proxy without making selections, the proxy will be voted in favor of the election as directors of the nominees listed on the following page and in favor of Proposal 2.

If you own shares independently and also have shares credited to your account under the AMETEK Retirement and Savings Plan or the AMETEK 401(k) Plan for Acquired Businesses, held in custody by the trustee, you will receive two separate proxy mailings. Shares for which no instructions are received by the trustee will be voted in the same proportion as the shares for which the trustee receives instructions. In addition, if your shares are in more than one account or are not all under the same registration in AMETEK stock records, you will also receive more than one proxy card. To ensure that all your shares are counted, please vote all proxies online, by telephone, by mail, or in person at the Annual Meeting.

Representatives of American Stock Transfer & Trust Company will tabulate the votes and act as inspectors of election.

                           PROPOSALS TO BE VOTED UPON


1.  ELECTION OF DIRECTORS

Nominees for re-election this year are Helmut N. Friedlaender, James R. Malone and Elizabeth R. Varet. Each has consented to serve a three-year term.

All proxies received will be voted for the re-election of the nominees unless directed otherwise in the proxy. Each nominee needs the affirmative vote of a plurality of shares represented either in person or by proxy at the Annual Meeting and entitled to vote. While there is no reason to believe that it will occur, if any director is unable to stand for re-election, shares represented by proxies may be voted for a substitute director.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES


2.  APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has reappointed the firm of Ernst & Young LLP as independent auditors for the year 2000. The shareholders are requested to signify their approval of the appointment.

Representatives of Ernst & Young LLP will attend the Annual Meeting and have an opportunity to make a statement if they desire and will be available to answer appropriate questions.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.


3.  OTHER MATTERS

As of this date the Board of Directors is not aware of any matters which may come before the Annual Meeting other than those set forth above. However, your proxy confers discretionary authority to the Board of Directors to vote on any other business that may properly come before the Annual Meeting, and any adjournments of the Annual Meeting.

                              ELECTION OF DIRECTORS


At the time of this Proxy Statement, the Board of Directors of AMETEK consists of nine members, seven of whom are non-employee directors. The Board is divided into three classes with staggered terms so that the term of one class expires at each Annual Meeting of Shareholders.

CLASS III: NOMINEES FOR ELECTION AT THIS ANNUAL MEETING FOR TERMS EXPIRING IN 2003:

HELMUT N. FRIEDLAENDER                     Private investor.  Age 86.
Director since 1955

JAMES R. MALONE                            Chairman of the Board since December
Director since 1994                        1996 and Chief Executive Officer
                                           since May 1997 of HMI Industries.
                                           Chairman of the Board of Anchor
                                           Resolution Corp. (formerly Anchor
                                           Glass Container Corp.) since January
                                           1996. Partner and Managing Director
                                           of Rhone Group LLC from July 1998 to
                                           August 1999. President and Chief
                                           Executive Officer of Anchor Glass
                                           Container Corp. from May 1993 to
                                           January 1996. Chairman of the Board
                                           of Intek Capital Corp. since
                                           September 1990. Director of Amsouth
                                           Bank N.A. Age 57.


ELIZABETH R. VARET                         A Managing Director of American
Director since 1987                        Securities, L.P. and chairman of the
                                           corporate general partner of several
                                           affiliated entities.  Age 56.

CLASS I: DIRECTORS WHOSE TERMS CONTINUE UNTIL 2001:

WALTER E. BLANKLEY                         Chairman of the Board of AMETEK since
Director since 1990                        1993. Chief Executive Officer from
                                           April 1990 to September 1999.
                                           President from April 1990 to April
                                           1993.  Director of AMCAST Industrial
                                           Corporation and CDI Corporation.
                                           Age 64.

LEWIS G. COLE                              Partner, Stroock & Stroock & Lavan
Director since 1987                        LLP, Attorneys.  Age 69.

CHARLES D. KLEIN                           A Managing Director of American
Director since 1980                        Securities, L.P. and an executive
                                           officer in the corporate general
                                           partner of several affiliated
                                           entities.  Director of CTB
                                           International Corp.  Age 61.

CLASS II: DIRECTORS WHOSE TERMS CONTINUE UNTIL 2002:

SHELDON S. GORDON                          Chairman of Union Bancaire Privee
Director since 1989                        Holdings, Inc. and affiliated
                                           entities since May 1996.  Partner of
                                           The Blackstone Group, L.P. from
                                           April 1991 to May 1996.  Director of
                                           Anangel-American Shipholdings
                                           Limited, the Holland Balanced Fund
                                           and Union Bancaire Privee.  Age 64.

FRANK S. HERMANCE                          President and Chief Executive Officer
Director since 1999                        of AMETEK since September 1999.
                                           President and Chief Operating Officer
                                           from November 1996 to September 1999.
                                           Executive Vice President and Chief
                                           Operating Officer from January 1996
                                           to November 1996.  President of the
                                           Electronic Instruments Group from
                                           September 1994 to November 1996.
                                           Director of CTB International Corp.
                                           Age 51.

DAVID P. STEINMANN                         A Managing Director of American
Director since 1993                        Securities, L.P. and an executive
                                           officer in the corporate general
                                           partner of several affiliated
                                           entities.  Age 58.

                                BOARD COMMITTEES


AMETEK has an Audit Committee, a Compensation Committee, a Stock Option Committee, a Nominating Committee, and a Pension Investment Committee, all of which are comprised of non-employee directors. In addition, AMETEK has an Executive Committee, which consists of four Directors and has limited powers to act on behalf of the Board whenever the Board is not in session.

The Audit Committee reviews with independent auditors the plan and results of the auditing engagement, reviews the scope and results of AMETEK's procedures for internal auditing, reviews the independence of the auditors, considers the range of audit and non-audit services, and reviews the adequacy of AMETEK's system of internal accounting controls.

The Compensation Committee analyzes and makes recommendations regarding management compensation, periodically reviews management compensation policies and practices, and recommends incentive compensation awards and officer salary adjustments to the Board of Directors.

The Stock Option Committee administers AMETEK 's stock option plans.

The Nominating Committee determines the appropriate size and composition of the Board of Directors, considers qualifications of prospective Board member candidates, conducts research to identify and recommend nomination of suitable candidates, and reviews the experience, background, interests, ability and availability of prospective nominees to meet time requirements of Board of Director and committee membership.

The Pension Investment Committee reviews administration of AMETEK's retirement plans including compliance, investment manager and trustee performance, and results of independent audits of the plans.

Committee membership as of the Record Date was as follows:

     AUDIT                                   COMPENSATION                         STOCK OPTION
     -----                                   ------------                         ------------
     Lewis G. Cole                           Sheldon S. Gordon                    Sheldon S. Gordon
     Helmut N. Friedlaender                  Charles D. Klein                     James R. Malone
     Sheldon S. Gordon                       James R. Malone
     David P. Steinmann                      Elizabeth R. Varet

     NOMINATING                              PENSION INVESTMENT                   EXECUTIVE
     ----------                              ------------------                   ---------
     Helmut N. Friedlaender                  Lewis G. Cole                        Sheldon S. Gordon
     Charles D. Klein                        Sheldon S. Gordon                    Frank S. Hermance
     James R. Malone                         James R. Malone                      Charles D. Klein
                                                                                  Elizabeth R. Varet

During 1999 there were six meetings of the Board of Directors, two meetings of the Audit Committee, five meetings of the Compensation Committee, seven meetings of the Stock Option Committee, two meetings of the Nominating Committee, seven meetings of the Executive Committee, and three meetings of the Pension Investment Committee.

                            COMPENSATION OF DIRECTORS


Mr. Blankley and Mr. Hermance, the only employee directors of AMETEK, receive no additional compensation other than their salary for serving on the Board or its Committees. Non-employee directors receive $35,000 annually and $2,500 for each of the six regular meetings of the Board of Directors attended. There is no additional compensation for attending Committee meetings.

AMETEK sponsors a Retirement Plan for directors under which each non-employee director, who has at least three years of service as a director or officer of AMETEK, and who does not have a benefit under AMETEK's retirement plan, will receive an annual retirement benefit equal to 100% of the highest annual rate of Board fees during the director's service with the Board. The benefit is reduced proportionately if the director has less than five years of service. Retirement benefits are paid from AMETEK's general assets. All non-employee directors have accrued an annual retirement benefit of $50,000. This benefit is not available to persons who first become members of the Board of Directors on or after January 1, 1997.

AMETEK sponsors a Death Benefit Program for directors under which each non-employee director has an individual agreement, which pays the director (or the director's beneficiary in the event of the director's death) an annual amount equal to 100% of the highest annual rate of compensation during the director's service with the Board. The payments are made for ten years beginning at the director's death or the later of retirement or age 70. Directors appointed after January 1, 1989 must complete five years of service as a director before becoming eligible for the benefit payable at the later of retirement or age 70. The Death Benefit Program is funded by individual life insurance policies purchased by AMETEK on the lives of the directors. In addition, active non-employee directors have a group term life insurance benefit of $50,000. AMETEK retains the right to terminate any of the individual agreements under certain circumstances.

                                 STOCK OWNERSHIP


The following table shows the number of shares of Company Common Stock the officers and directors beneficially owned as of February 14, 2000.

                                                                                Amount of Shares and
                                                                               Nature of Ownership (1)
     Name                                   Sole           Shared
                                         Voting and       Voting or
                                         Investment      Investment       Right to                                      Percent
                                           Power           Power          Acquire           SERP           Total        of Class
                                            (2)             (3)             (4)              (5)
--------------------------------------------------------------------------------------------------------------------------------
W. E. Blankley,                           101,281          48,567         416,562          19,557         585,967          1.8%
Director and Officer
--------------------------------------------------------------------------------------------------------------------------------
R. W. Chlebek, Officer                      2,500              --          26,781           2,761          32,042            *
--------------------------------------------------------------------------------------------------------------------------------
L. G. Cole, Director (6)                   15,000         573,318              --              --         588,318          1.8%
--------------------------------------------------------------------------------------------------------------------------------
H. N. Friedlaender, Director(7)            48,500          30,400              --              --          78,900            *
--------------------------------------------------------------------------------------------------------------------------------
S. S. Gordon, Director                     30,000              --              --              --          30,000            *
--------------------------------------------------------------------------------------------------------------------------------
F. S. Hermance,
Director and Officer                       66,646              --         198,160          17,255         282,061            *
--------------------------------------------------------------------------------------------------------------------------------
C. D. Klein, Director (8)(11)              58,000          70,833              --              --         128,833            *
--------------------------------------------------------------------------------------------------------------------------------
J. R. Malone, Director                     20,000              --              --              --          20,000            *
--------------------------------------------------------------------------------------------------------------------------------
T.F. Mangold, Jr., Officer                 29,562              --          44,560           2,597          76,719            *
--------------------------------------------------------------------------------------------------------------------------------
J. J. Molinelli, Officer                   43,146              --         121,662           8,025         172,833            *
--------------------------------------------------------------------------------------------------------------------------------
A.J. Neupaver, Officer                     28,194              --         118,154           7,936         154,284            *
--------------------------------------------------------------------------------------------------------------------------------
D. P. Steinmann, Director (9)(11)          34,700         274,744              --              --         309,444          1.0%
--------------------------------------------------------------------------------------------------------------------------------
E. R. Varet, Director (10)                 64,600         656,737              --              --         721,337          2.3%
--------------------------------------------------------------------------------------------------------------------------------
Directors and Executive                   569,631         872,466         995,999          59,450       2,497,546          7.8%
Officers as a Group (16 persons)
including individuals named above
--------------------------------------------------------------------------------------------------------------------------------

*Represents less than 1% of the outstanding shares of Common Stock of AMETEK.

(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2) Shares held in the individual's name, individually or with others, or in the name of a bank, broker or nominee for the individual's account, where the officer or director has sole voting and investment power.

(3) Other shares where the officer or director has shared voting or investment power.

(4) Shares the officers and directors have a right to acquire through stock option exercises within 60 days of February 14, 2000.

(5) Shares deemed held for the account of the individual under the Supplemental Executive Retirement Plan (described in more detail on page 17).

(6) Mr. Cole has shared voting and investment power with respect to 573,318 shares, as to 505,184 shares of which such power is shared with Ms. Varet and others, as to 58,134 shares of which such power is shared with Mr. Steinmann and others, and as to 10,000 shares of which such power is shared with Mr. Steinmann, Mr. Klein and others. Mr. Cole disclaims beneficial ownership of such shares.

(7) Mr. Friedlaender has shared voting and investment power with respect to 30,400 shares. Of these, 15,200 shares are owned by a trust of which Mr. Friedlaender is a trustee; Mr. Friedlaender disclaims beneficial ownership of such shares.

(8) Includes 2,000 shares owned by Mr. Klein's children either through a trust or a custodial relationship for which Mrs. Klein is the trustee and/or custodian and as to which Mr. Klein disclaims any beneficial ownership. Mr. Klein has shared voting and investment power with respect to 70,833 shares, as to 58,833 shares of which such power is shared with Mr. Steinmann and others, and as to 10,000 shares of which such power is shared with Mr. Steinmann, Mr. Cole and others.

(9) Includes 7,424 shares of which 5,200 shares are owned by Mr. Steinmann's wife and 2,224 shares are owned by Mr. Steinmann's adult children and as to which Mr. Steinmann disclaims any beneficial ownership. Mr. Steinmann has shared voting and investment power with respect to 274,744 shares, as to 140,353 shares of which such power is shared with Ms. Varet and others, as to 58,833 shares of which such power is shared with Mr. Klein and others, as to 58,134 shares of which such power is shared with Mr. Cole and others, and as to 10,000 shares of which such power is shared with Mr. Cole, Mr. Klein and others.

(10) Includes 11,200 shares of which 10,000 shares are owned by a trust of which Ms. Varet's husband is a beneficiary and 1,200 shares are owned by Ms. Varet's adult children and as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 656,737 shares, as to 505,184 shares of which such power is shared with Mr. Cole and others, as to 140,353 shares of which such power is shared with Mr. Steinmann and others.

(11) Mr. Steinmann was an executive officer, and Mr. Klein was a portfolio manager, of Oak Hall Capital Advisors, L.P., which until May 31, 1999, was the investment manager of AMETEK Foundation, Inc. The Foundation held among its assets 55,800 shares; none of these shares has been included in the above table. Oak Hall Capital Advisors, L.P. was an affiliate of American Securities, L.P.

                           OTHER BENEFICIAL OWNERSHIP


The following table shows the only entities known to AMETEK to be beneficial owners of more than five percent of the outstanding shares of AMETEK as of March 24, 2000.

      Name and Address of                       Nature of Beneficial                                                   Percent
       Beneficial Owner                              Ownership                                  Amount of Shares       of Class
       ----------------                              ---------                                  ----------------       --------
Fidelity Management & Research Corp.          Sole dispositive power ........................      3,305,000*
82 Devonshire Street
Boston, MA  02109-3614
---------------------------------------------------------------------------------------------------------------------------------
Fidelity Management Trust Co.                 Sole voting and dispositive power .............        437,370
82 Devonshire Street
Boston, MA  02109-3614
---------------------------------------------------------------------------------------------------------------------------------
                                                    TOTAL (1) ...............................      3,742,370             11.63%
---------------------------------------------------------------------------------------------------------------------------------
Gabelli Asset Management Company              Sole voting and dispositive power .............          3,500(2)
International Advisory Services Ltd.
c/o Appleby, Spurling & Kempe
Hamilton HM12, Bermuda
---------------------------------------------------------------------------------------------------------------------------------
Gabelli Funds, Inc.                           Sole voting and dispositive power .............        570,000(3)
One Corporate Center
Rye, NY  10580-1434
---------------------------------------------------------------------------------------------------------------------------------
GAMCO Investors, Inc.                         Sole voting power for 2,345,825 ...............      2,393,825(3)
One Corporate Center                          shares, but sole dispositive power
Rye, NY  10580-1434
---------------------------------------------------------------------------------------------------------------------------------
                                                    TOTAL ...................................      2,967,325              9.28%
---------------------------------------------------------------------------------------------------------------------------------
Southeastern Asset Management, Inc.           Sole voting and dispositive power .............        315,000
6410 Poplar Ave., Suite 900
Memphis, TN  38119
---------------------------------------------------------------------------------------------------------------------------------
Longleaf Partners Small-Cap Fund              Shared voting and dispositive power ...........      3,323,440
6410 Poplar Ave., Suite 900
Memphis, TN  38119
                                              Shared dispositive, but no voting power .......        272,500
---------------------------------------------------------------------------------------------------------------------------------
                                                    TOTAL (4) ...............................      3,910,940             12.16%
---------------------------------------------------------------------------------------------------------------------------------

*  Voting power resides with Fidelity Funds' Board of Trustees.

(1)      Based on Schedule 13(G) filed on February 11, 2000.

(2) Based on Schedule 13(D) filed October 30, 1997, Mr. Mario J. Gabelli is deemed to have beneficial ownership of these shares.

(3)      Based on Schedule 13(F) filed on February 22, 2000.

(4)      Based on Amended Schedule 13(G) filed on February 9, 2000.

                               EXECUTIVE OFFICERS


Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information on executive officers of AMETEK is shown below:

        NAME                      AGE            PRESENT POSITION WITH AMETEK
        ----                      ---            ----------------------------
Walter E. Blankley                64        Chairman of the Board

Frank S. Hermance                 51        President and Chief Executive Officer

John J. Molinelli                 53        Executive Vice President - Chief Financial Officer

Albert J. Neupaver                49        President - Electromechanical Group

Robert W. Chlebek                 56        President - Aerospace and Heavy-Vehicle Products, Electronic
                                             Instruments Group

Thomas F. Mangold, Jr.            54        President - Process and Industrial Products, Electronic
                                             Instruments Group

Robert R. Mandos, Jr.             41        Vice President and Comptroller

Deirdre D. Saunders               52        Vice President and Treasurer

Donna F. Winquist                 50        Vice President, Corporate Counsel and Corporate Secretary

WALTER E. BLANKLEY'S employment history with AMETEK and other directorships currently held are included under the section "Election of Directors."

FRANK S. HERMANCE'S employment history with AMETEK and other directorships currently held are included under the section "Election of Directors."

JOHN J. MOLINELLI was elected Executive Vice President - Chief Financial Officer on April 22, 1998. Previously he had served as Senior Vice President - Chief Financial Officer since April 1994.

ALBERT J. NEUPAVER was elected President - Electromechanical Group on January 10, 1997, and was elected President of the former Industrial Materials Group on September 23, 1994. Previously he served as a Group Vice President since May 1994.

ROBERT W. CHLEBEK was elected President - Aerospace and Heavy-Vehicle Products, Electronic Instruments Group, on October 5, 1999. Previously, he served as President of the Electronic Instruments Group from March 1997 to October 1999. Prior to joining AMETEK, Mr. Chlebek had been President of Philips Components North America, a subsidiary of Philips Electronics, N.V. since 1993.

THOMAS F. MANGOLD, JR. was elected President - Process and Industrial Products, Electronic Instruments Group, on October 5, 1999. Previously, he served as General Manager of the Process and Analytical Instruments Division from June 1986 to October 1999. Mr. Mangold was elected a Corporate Vice President in 1988.

ROBERT R. MANDOS, JR. was elected Vice President and Comptroller of AMETEK on April 22, 1998. Previously he served as Comptroller of AMETEK since April, 1996. He served as Director of Financial Information at corporate headquarters from November 1, 1995 to March 31, 1996 and Division Vice President - Finance for the multiplant operations of the U.S. Gauge Division prior to November 1, 1995.

DEIRDRE D. SAUNDERS was elected Vice President on July 30, 1997. She has served as Treasurer since April 1993.

DONNA F. WINQUIST was elected Vice President on July 30, 1997. She became Corporate Secretary effective May 1, 1997. In addition, she has served as Corporate Counsel since December 1994.

                             EXECUTIVE COMPENSATION


                           SUMMARY COMPENSATION TABLE

                                            Annual Compensation                         Long Term Compensation Awards
                                 --------------------------------------------    -------------------------------------------
                                                                    Other        Restricted         Shares        All Other
       Name and                           Salary     Bonus          Annual         Stock          Underlying    Compensation
  Principal Position             Year      ($)        ($)        Compensation     Award(s)       Options/SARs      ($)(3)
  ------------------             ----      ---        ---        ------------     --------       ------------        ---
W.E. Blankley                    1999    527,500    600,000           --              --            80,000          80,780
   Chairman and Former           1998    515,000    460,750           --          6,425 (1)         80,000          61,562
   Chief Executive Officer       1997    505,000    485,000           --              --              --           314,535
-----------------------------------------------------------------------------------------------------------------------------
F.S. Hermance                    1999    396,000    400,000           --              --           150,000          87,009
   President and                 1998    360,000    256,500           --              --            50,000          63,594
   Chief Executive Officer       1997    330,000    270,000           --              --              --           242,204
-----------------------------------------------------------------------------------------------------------------------------
J.J. Molinelli                   1999    241,000    192,000           --              --            30,000          40,143
   Executive Vice                1998    225,000    147,250           --              --            30,000          30,725
   President -                   1997    210,000    155,000           --              --              --           117,369
   Chief Financial Officer
-----------------------------------------------------------------------------------------------------------------------------
A.J. Neupaver                    1999    248,000    188,000           --              --            30,000          39,767
   President -                   1998    235,000    156,750           --              --            30,000          32,991
   Electromechanical Group       1997    225,000    165,000           --              --             5,000(2)      111,648
-----------------------------------------------------------------------------------------------------------------------------
R.W. Chlebek                     1999    237,000    185,000           --              --            22,500          23,395
   President - Aerospace         1998    228,000    142,500           --              --            25,000          39,195
   and Heavy-Vehicle             1997    183,333    185,000(4)        --              --            30,043(2)       25,563
   Products, Electronic
   Instruments Group
-----------------------------------------------------------------------------------------------------------------------------
T.F. Mangold, Jr.                1999    178,875    95,000            --              --            37,000          17,081
   President - Process and       1998    162,000    72,000            --              --            10,000          11,755
   Industrial Products,          1997    155,000    65,000            --              --             --             34,221
   Electronic Instruments
   Group
-----------------------------------------------------------------------------------------------------------------------------

(1) In connection with a restricted stock award of 29,110 shares granted in 1991, Mr. Blankley received a stock dividend of 3,056 shares of Culligan Water Technologies, Inc. stock, which was received in connection with the spin-off of AMETEK's water filtration business on August 1, 1997. On March 3, 1998, the Culligan shares were converted to 6,425 shares of AMETEK, Inc. stock.

(2) Includes share adjustment effective August 1, 1997, which was made in connection with AMETEK's disposition of its water filtration business in July 1997. The number of shares underlying unexercised stock options was increased and the exercise price was decreased in accordance with Internal Revenue Service regulation and preserved the inherent value of the unexercised stock option.

(3) The amounts reported represent AMETEK's contribution ($1,200 each) to the AMETEK Retirement and Savings Plan for each of the individuals listed above, the dollar value of premiums paid by AMETEK with respect to term life insurance for the benefit of each of the named executive officers, the amount contributed for Mr. Chlebek under the retirement feature of the AMETEK Retirement and Savings Plan ($8,148), and the dollar value of contributions under the Supplemental Executive Retirement Plan ("SERP") (described in more detail on page 17). Amounts contributed to the SERP in 1997 include a one-time credit equal to the amount of contributions that would have been made over an 8-year period had the SERP been in effect since 1989. The one-time credit for each of the named executive officers is as follows: Mr. Blankley - $252,186, Mr. Hermance - $183,132, Mr. Molinelli - $88,727, Mr. Neupaver - $79,972, Mr. Mangold - $24,717, and Mr. Chlebek - $0.

(5) This amount includes a $70,000 signing bonus paid to Mr. Chlebek upon his employment with AMETEK effective March 1, 1997.

                   COMPENSATION COMMITTEE REPORT ON EXECUTIVE
                                  COMPENSATION


The following report, submitted by the Compensation Committee of the Board of Directors, provides information regarding policies and practices concerning compensation of the Chairman of the Board and Chief Executive Officer and the other executive officers of AMETEK.

                              COMPENSATION OVERVIEW

      The Compensation Committee recommends to the Board of Directors (a) executive compensation arrangements for senior management and directors, and (b) compensation plans in which officers and employees are eligible to participate. The Stock Option Committee approves, and then submits for ratification to the Board of Directors, grants of stock options, stock appreciation rights and restricted stock awards under AMETEK stock plans.

      The members of the Compensation Committee, Messrs. Gordon, Klein and Malone and Ms.Varet, are non-employee directors of AMETEK. The members of the Stock Option Committee, Messrs. Gordon and Malone, are directors and have no other affiliation with AMETEK.

      Executive compensation consists of three principal elements: (a) salary,
      (b) annual incentive bonus and (c) grants of stock options, rights and restricted stock. AMETEK provides additional retirement and other benefits for executives similar to those provided by other major corporations.

      Information regarding similarly situated executive officers at comparable companies was drawn from publicly available information for certain of the companies included in the index of peer companies used in the Stock Performance Graph set forth on page 18 and for certain other companies identified by an independent employee benefits consulting firm retained by AMETEK.

                     REQUIRED STOCK OWNERSHIP FOR EXECUTIVES

      The Compensation Committee and the Stock Option Committee believe that AMETEK should attract, retain, motivate and benefit from the guidance and experience of talented and qualified executives who will advance AMETEK's profitability and worldwide growth. AMETEK also believes that encouraging its executives to acquire a larger equity interest in AMETEK links their efforts as executives to the interests of the shareholders providing additional incentives for the maximum success of AMETEK. Accordingly, AMETEK has directed that executive officers and management of AMETEK acquire stock, within a reasonable period of time, varying in value from one to five times their base salary. Messrs. Blankley and Molinelli have exceeded the required AMETEK stock ownership levels of five times and three times base salary, respectively. The other executive officers continue to increase shareholdings to reach the desired ownership level.

                                     SALARY

      Salary levels for AMETEK's executive officers are based principally on the executive's responsibilities. Consideration is given to factors such as the individual's experience, record and the responsibility associated with his or her position and to external factors such as salaries paid to executive officers by comparable companies and the cost of living in the geographic area where the executive is located. When determining annual adjustments to each executive officer's salary, consideration is also given to prevailing economic conditions, to the adjustments being given to other employees within AMETEK, to the performance of the executive's responsibilities and to performance objectives. In evaluating the salaries paid to similarly situated executive officers, consideration is given to the full range of such salaries and to the experience and records of those executives who received salaries at the high, medium and low points of such range. In determining executive salaries, the Compensation Committee has generally targeted the median level of the compensation range for each position at comparable companies.

                             ANNUAL INCENTIVE BONUS

      Bonuses are viewed as an incentive reward for individual contributions to AMETEK's performance, based not only on short-term results but also investments made in future growth of AMETEK's profits. The principal financial performance measures considered by the Compensation Committee are earnings, return on assets and cash flow, with the relative weight of each of these factors being roughly equal. However, the significance of any one of these factors may vary from one executive officer to another depending upon whether that officer has been assigned other long-term goals, such as reorganizing a business, developing new products or increasing market penetration. The President and Chief Executive Officer reviews AMETEK's performance and the individual contribution of each executive officer to AMETEK's performance and makes recommendations to the Compensation Committee with respect to the suitable bonus amount to be awarded to each individual for that year. The Compensation Committee then meets with the President and Chief Executive Officer to consider such recommendations, makes any appropriate changes, and presents its recommendations to the Board of Directors, which then discusses and votes upon the bonuses.

      Each year, an aggregate amount, generally equal to five percent of income before federal income taxes exclusive of capital gains and certain nonrecurring charges, is established for the purpose of paying the bonuses to executive officers and certain other employees. Continuing to use this formula, the bonus pool for 1999 increased compared with 1998.

      STOCK OPTIONS, STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK AWARDS

      Awards of stock options, Stock Appreciation Rights ("SARs") and shares of restricted stock are considered an important complement to the cash elements of AMETEK's executive officers' compensation because they align the executives' interests with the shareholders' interests. A principal factor influencing the market price of AMETEK's stock is AMETEK's performance as reflected in its sales, earnings, cash flow and other results; thus, by granting stock options and SARs to AMETEK's executive officers, such individuals are encouraged to achieve consistent improvements in AMETEK's performance. The plans under which such awards are made have been approved by AMETEK's shareholders. Company stock options and SARs and their terms generally require the executive to be employed by AMETEK on the exercise date. The exercise price of options equals the mean market price of AMETEK's stock on the grant date. Accordingly, options will only yield income to the executive if the market price of AMETEK's stock is greater at the time of exercise than it was when the option was granted. Awards of shares of restricted stock are subject to forfeiture restrictions, which prohibit the recipient from selling such shares for a specified period following the date of the award. Awards provide inducements to the executive officers to remain with AMETEK over the long term and enhance corporate performance and, correspondingly, shareholder value. When considering whether to make grants of stock options and SARs or awards of restricted stock, the Stock Option Committee reviews practices of other comparable companies as well as individual performance-related criteria, and takes into consideration the effect such awards might have on AMETEK's performance and shareholder value. The measures of AMETEK performance that are considered in making such awards, and the relative weight of each of these factors, are generally the same as those used in determining bonus levels. However, more emphasis is placed on the long-term objectives that an officer has been assigned.

                           MR. BLANKLEY'S COMPENSATION

      In determining the appropriate levels for Mr. Blankley's 1999 base salary and bonus, the Compensation Committee considered the same factors that it considered when fixing compensation levels for AMETEK's other executive officers. The Compensation Committee also considered the major initiatives and programs, which, in 1999, were commenced or furthered under Mr. Blankley's leadership. In 1999, AMETEK continued its successful execution of the operating and financial strategies of its Shareholder Value Enhancement Plan, initiated by Mr. Blankley and the Board in 1994. Among other achievements in 1999, under Mr. Blankley's leadership,

         (a) AMETEK has achieved its sixth consecutive year of double-digit percentage growth in earnings per share from continuing operations. In 1999, operating income rose 14%, income from continuing operations rose 10% and diluted earnings per share rose 13% when compared with the 1998 results before a non-recurring charge. This performance confirms the soundness of the business strategies developed and implemented under Mr. Blankley's guidance.

         (b) AMETEK continued to enhance long-term shareholder value through its Four Growth Strategies: Strategic Acquisitions & Alliances, Global & Market Expansion, New Products, and Operational Excellence.

                  - AMETEK completed four strategic acquisitions during 1999:
                    National Controls Corporation, Gulton-Statham Transducers, Patriot Sensors and Controls, and Drexelbrook Engineering. These businesses, with combined annualized revenues of $120 million, extended AMETEK's technology base, market channels and product offering.

                  - AMETEK successfully executed the cost reduction plan put in place at the end of 1998.

                      - In the Electromechanical Group, the plan included the
                        consolidation of its European motor operations and the transition of U.S. motor production to Mexico. These actions expanded AMETEK's best-cost position in the worldwide floor care market. Forty percent of North American household and outdoor power equipment motor production is now manufactured in Mexico.

                      - In the Electronic Instruments Group, the plan included
                        the reduction of headcount and the continued expansion of flow manufacturing and supply chain management. The Group's operating margin increased from 14.0% of sales in 1998 to 15.5% in 1999 due in part to these actions.

                  - In October 1999, AMETEK entered into a $50 million Accounts
                    Receivable Securitization agreement. This facility increases AMETEK's financial flexibility, provides funds for growth, and lowers the cost of capital.

                  - AMETEK introduced a number of new products in all of its major market segments.

         (c) Mr. Blankley successfully completed a succession plan, which culminated in the selection of Frank Hermance as Chief Executive Officer.

      Certain personal criteria also were reviewed in determining Mr. Blankley's compensation, such as his seven years of service as Chairman of the Board and more than 39 years of service with AMETEK in many positions including the positions of President and Chief Executive Officer. The Compensation Committee also evaluated data regarding CEO compensation practices of other comparable companies (which were identified previously) so that Mr. Blankley's total compensation would be in line with that of CEOs in such other companies. In addition, in fixing Mr. Blankley's bonus, the Compensation Committee considered AMETEK's financial performance and, in particular, the return on assets and cash flow and the total return to shareholders.

                           MR. HERMANCE'S COMPENSATION

      In determining the appropriate levels for Mr. Hermance's 1999 base salary and bonus, the Compensation Committee considered the same factors that it considered when fixing compensation levels for AMETEK's other executive officers. The Compensation Committee also considered that Mr. Hermance was elected Chief Executive Officer in September and that Mr. Hermance was integrally involved, with Mr. Blankley, in the achievements of the Company in 1999 as noted in (a) and (b) above under the discussion of Mr. Blankley's compensation.

      Certain personal criteria also were reviewed in determining Mr. Hermance's compensation, such as his nine years of service with AMETEK, including three years of service as President and Chief Operating Officer and an additional three years of service with AMETEK as Executive Vice President and Chief Operating Officer and President of the Electronic Instruments Group. The Compensation Committee also evaluated data regarding CEO compensation practices of other comparable companies (which were identified previously) so that Mr. Hermance's total compensation would be in line with that of CEOs in such other companies. In addition, in fixing Mr. Hermance's bonus, the Compensation Committee considered AMETEK's financial performance and, in particular, earnings, return on assets, cash flow and the total return to shareholders.

                                 SECTION 162(m)

      Section 162(m) of the Internal Revenue Code limits the deductibility by a publicly-held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table to $1 million. AMETEK did not pay more than $1 million of the compensation reported in the Summary Compensation Table to any executive officer in 1999, and therefore was not affected by this limitation.

                                 Compensation Committee of the Board:

                                 Mr. Sheldon S. Gordon
                                 Mr. Charles D. Klein
                                 Mr. James R. Malone
                                 Ms. Elizabeth R. Varet

                   STOCK OPTIONS AND STOCK APPRECIATION RIGHTS


The following table provides details regarding stock options granted to the named executive officers in 1999. In addition, the table provides the hypothetical gains or "option spreads" that would result for the respective options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted through their expiration dates. Individual grants were made to certain newly hired executives.


                         STOCK OPTION/SAR GRANTS IN 1999

                                                                                             Potential
                                                                                        Realizable Value at
                                                                                          Assumed Annual
                                                                                           Rate of Stock
                                                                                        Price Appreciation
                                    Individual Grants                                    for Option Term(2)
                       --------------------------------------------------------        ----------------------
                                        Percent of
                         Number of         Total
                          Shares       Options/SARs
                        Underlying      Granted to      Exercise
Name                    Option/SARs    Employees in      Price        Expiration
                       Granted(#)(1)    Fiscal Year      ($/Sh)          Date           5% ($)        10% ($)
---------------       -------------    -----------      ------          ----           ------        -------
W.E. Blankley             48,000           6.69%        20.0000       4/14/2006        390,816        910,768
                          32,000           4.46%        24.8438       5/10/2006        323,645        754,232

F.S. Hermance             50,000           6.97%        20.0000       4/14/2006        407,100        948,717
                         100,000          13.94%        20.9688       9/16/2006        853,641      1,989,346

J.J. Molinelli            30,000           4.18%        20.0000       4/14/2006        244,260        569,230

A.J. Neupaver             30,000           4.18%        20.0000       4/14/2006        244,260        569,230

R.W. Chlebek              22,500           3.14%        20.0000       4/14/2006        183,195        426,923

T.F. Mangold, Jr.         12,000           1.67%        20.0000       4/14/2006         97,704        227,692
                          25,000           3.48%        20.6563       9/23/2006        210,230        489,925

(1) The options granted in 1999 are exercisable after the first anniversary of the date of the grant (April 15, 1999 and May 11, 1999 with respect to Mr. Blankley, April 15, 1999 and September 17, 1999 with respect to Mr. Hermance, April 15, 1999 and September 24, 1999 with respect to Mr. Mangold, and April 15, 1999 with respect to Messrs. Molinelli, Neupaver and Chlebek) during each of the four succeeding 12-month periods only to the extent of 25% of the total number of shares optioned. Optioned shares, which may have been but were not purchased during any one 12-month period, may be purchased during any one or more succeeding 12-month periods up to the expiration date of the option. Options generally become fully exercisable in the event of the holder's death, normal retirement, or termination of employment in connection with a change in control.

(2) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on future performance of AMETEK 's Common Stock. There can be no assurance that the rates of appreciation reflected in this table will be achieved.

The following table shows stock option and stock appreciation rights exercised by the named executive officers during 1999 and the aggregate amounts realized by each such officer. In addition, the table shows the aggregate number of unexercised options and stock appreciation rights that were exercisable and unexercisable as of December 31, 1999, and the values of "in-the-money" stock options on December 31, 1999, which represent the positive difference between the market price of AMETEK 's Common Stock and the exercise price of such options.

                     AGGREGATE OPTION/SAR EXERCISES IN 1999
                   AND OPTION/SAR VALUES AT DECEMBER 31, 1999

                                                                 Number of Shares              Value of Unexercised
                                                               Underlying Unexercised               In-the-Money
                                                                       Options                         Options
                             Shares                            at December 31, 1999            at December 31, 1999 ($)
                          Acquired On         Value          -----------------------------   -----------------------------
  Name                    Exercise (#)     Realized ($)      Exercisable     Unexercisable   Exercisable     Unexercisable
  ----                    ------------     ------------      -----------     -------------   -----------     -------------
W.E. Blankley                45,064          499,809           392,528         164,034       2,274,047         106,894

F.S. Hermance                 7,500           47,702           191,263         217,543         936,268         133,619

J.J. Molinelli               12,017          141,463           112,649          61,513         597,036          40,086

A.J. Neupaver                10,815          115,823           110,642          62,512         576,990          33,410

R.W. Chlebek                      0                0            19,271          56,272          10,507          12,121

T.F. Mangold, Jr.            10,815           99,672            41,555          47,505         222,140          13,365

                       DEFINED BENEFIT AND ACTUARIAL PLANS

The Employees' Retirement Plan of AMETEK, Inc. (the "Retirement Plan") is a non-contributory defined benefit pension plan under which contributions are actuarially determined. The following table sets forth the estimated annual benefits, expressed as a single life annuity, payable upon retirement (assuming normal retirement at age 65) under the Retirement Plan for individuals with the indicated years of service and at the indicated compensation levels (without taking into account statutory restrictions incorporated in the Retirement Plan and described below):
                               PENSION PLAN TABLE

                                                         Annual Benefits Based On
                                               Years of Service at Normal Retirement Age (1)
        Average             -------------------------------------------------------------------------------------
     Compensation
     ------------              15                 20                 25                  30                 35
                               --                 --                 --                  --                 --
       $150,000             $58,300            $62,100            $66,000             $66,000             $66,000

        200,000              78,700             83,800             88,900              88,900              88,900

        250,000              99,100            105,500            111,900             111,900             111,900

        300,000             119,500            127,200            134,800             134,800             134,800

        350,000             139,900            148,800            157,800             157,800             157,800

        400,000             160,300            170,500            180,700             180,700             180,700

        450,000             180,700            192,200            203,700             203,700             203,700

        500,000             201,100            213,900            226,600             226,600             226,600

        550,000             221,500            235,500            249,600             249,600             249,600

        600,000             241,900            257,200            272,500             272,500             272,500

        650,000             262,300            278,900            295,500             295,500             295,500

        700,000             282,700            300,600            318,400             318,400             318,400

(1) Benefit amounts assume a participant reaches age 65 in 1999; for younger participants, the benefit amounts are less than the amounts indicated above.

At December 31, 1999, the executives named in the Summary Compensation Table had the following years of credited service under the Retirement Plan: Mr. Blankley-39; Mr. Hermance-9; Mr. Molinelli-30; Mr. Neupaver-23, and Mr. Mangold-26. Persons joining AMETEK after January 1, 1997, including Mr. Chlebek, are not eligible to participate in the Retirement Plan, but instead are eligible to participate in a new retirement feature of the AMETEK Retirement and Savings Plan. Participants receive an annual contribution between 3% and 8% of their compensation depending on their age and service with AMETEK. (See footnote No. 3 to Summary Compensation Table on page 10.)

The annual compensation taken into account for any plan year is generally equal to the participant's salary and any bonus accrued during the plan year as reported in the Summary Compensation Table. Compensation in excess of certain amounts prescribed by the Secretary of the Treasury ($160,000 for 1999, $170,000 for 2000) cannot be taken into account under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan. The individuals named in the Summary Compensation Table are subject to this limitation. However, in accordance with a non-qualified supplemental pension arrangement, AMETEK has agreed to provide to Mr. Blankley, a benefit in an amount equal to the excess of the annual pension benefit, which would be payable to him under the terms of the Retirement Plan in the absence of statutory restrictions over the amount actually payable under the Retirement Plan. The benefit is limited to the projected excess payable at age 65 determined as of May 21, 1991, taking into account the statutory restrictions as of such date. Pursuant to the arrangement, a restricted stock award was granted in 1991 under the 1991 Stock Incentive Plan of AMETEK, Inc. for 29,110 shares of AMETEK's Common Stock having a fair market value on the date of grant of 50% of the present value of the projected benefit under the supplemental pension arrangement. The remaining 50% of the benefit will be payable in cash, directly out of AMETEK's general assets. Under this arrangement, Mr. Blankley will not receive an amount sufficient to provide him with his full benefit under the Retirement Plan, since the amount of compensation that can be taken into account under the statutory restrictions in effect in 1991 has been subsequently reduced. (See footnote No. 1 to Summary Compensation Table on page 10.)

In addition, pursuant to the AMETEK, Inc. Supplemental Executive Retirement Plan ("SERP") AMETEK has agreed, beginning in 1997, to credit to the account of employees, including executives named in the Summary Compensation Table, an amount equal to 13% of the executive's compensation in excess of the statutory restrictions for each plan year, in order to compensate them for the loss of retirement income under the Retirement Plan or the retirement feature of the AMETEK Retirement and Savings Plan resulting from those restrictions. The contribution for Mr. Blankley under the SERP is limited to 13% of his compensation that is not taken into account under the agreement described in the preceding paragraph. The credited amounts are deemed to be invested in AMETEK Common Stock and, upon retirement, shall be distributed in kind. In addition, a one-time credit was made in 1997 to each such executive's account equal to the value of the shares of Common Stock, if any, that would have been credited to the executive's account had the SERP been in effect since January 1, 1989 when the statutory limits first became effective. An executive's right to a benefit under the SERP becomes non-forfeitable at the same time as the executive's right to an accrued benefit under the Retirement Plan (or the retirement feature of the AMETEK Retirement and Savings Plan) becomes non-forfeitable.

For retirements occurring in 2000, the maximum annual pension benefit payable at normal retirement age is restricted, by law, to the greater of $135,000 or the amount of such benefit determined under the Retirement Plan and prior existing law as of December 31, 1982. The $135,000 limit is adjusted annually by the Secretary of the Treasury to reflect increases in the cost of living.

                             STOCK PERFORMANCE GRAPH

The following graph and accompanying table compares the cumulative total shareholder return for AMETEK for the five years ended December 31, 1999 to the Russell 2000 Index and the Dow Jones Electrical Components and Equipment Industry Group ("DJEE"). The performance graph and table assumes the investment of $100 on December 31, 1994 and the reinvestment of all dividends.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                             [COMPARISON LINEGRAPH]


                                         1994        1995        1996         1997        1998        1999
                                         ----        ----        ----         ----        ----        ----
AMETEK.....................           $ 100.00     $112.60     $135.24      $197.74     $165.08     $142.75
RUSSELL 2000...............             100.00      128.40      149.66       183.13      178.46      216.40
Peer Group (DJEE)*.........             100.00      125.05      160.10       184.85      217.63      264.71

* Peer Group excludes AMETEK

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


Sheldon S. Gordon, Charles D. Klein, James R. Malone and Elizabeth R. Varet comprise the Compensation Committee. Mr. Klein and Ms. Varet are managing directors of American Securities, L.P., an investment banking firm.

The law firm of Stroock & Stroock & Lavan LLP, of which Mr. Cole is a member, rendered during 1999 and continues to render services as General Counsel for AMETEK and its subsidiaries. The investment banking firm of American Securities, L.P., and affiliates of American Securities, L.P., rendered during 1999 and continue to render financial advisory, investment management and other services to AMETEK. For 1999, Stroock & Stroock & Lavan LLP, and American Securities, L.P. and its affiliates in the aggregate, received $751,887 and $373,952, respectively, for services provided. American Securities, L.P. is owned indirectly by Ms. Varet and members of her family through family trusts of which Ms. Varet and Mr. Cole are co-trustees.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires AMETEK's directors and officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of AMETEK's Common Stock. Copies of all such Section 16(a) reports are required to be furnished to AMETEK. These filing requirements also apply to holders of more than ten percent of AMETEK's Common Stock; to AMETEK's knowledge, there currently are no such holders. To AMETEK's knowledge, based solely on a review of the copies of Section 16(a) reports furnished to AMETEK and written representations that no other reports were required, during the fiscal year ended December 31, 1999, AMETEK's officers and directors were in compliance with all Section 16(a) filing requirements.

               EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

AMETEK has entered into change of control agreements with its executive officers. The purpose of the agreements is to assure the continued attention and dedication of key executives when AMETEK is faced with a potential change of control by providing for some continuation of the executive's compensation and benefits. Under the agreements, the sum of the executive's prior year's salary, plus the greater of (a) the current year's bonus, or (b) the average of the two prior years' bonuses (as limited under Section 280G of the Code) will be continued for a period of one, two or three years (as defined in each executive's agreement). Health benefits will be continued until Medicare eligibility, coverage under another group health plan, the expiration of ten years, or the executive's death, whichever is earlier, in the event that the executive's employment is terminated by AMETEK without cause or by the executive for good reason within two years after a Change of Control. For purposes of the agreements, a "Change of Control" means the acquisition of 20% or more of the voting stock of AMETEK by a party other than AMETEK (or its affiliates), or a merger or consolidation, after which the shareholders of AMETEK do not own or control at least 50% or more of the voting stock of AMETEK, or any sales or other disposition of all or substantially all of AMETEK's assets, or a plan of liquidation is approved. Each of the executive officers named in the Summary Compensation Table on page 10 would be entitled to three times their compensation in the event of a Change of Control.

Pursuant to a Supplemental Senior Executive Death Benefit Program (the "Program"), AMETEK has entered into individual agreements with certain executives. The agreements require AMETEK to pay death benefits to their designated beneficiaries and to pay lifetime benefits to the executives under certain circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive's beneficiary will receive monthly payments from the date of the executive's death until the date he or she would have attained age 80, but not less than for 15 years (the 15-year minimum guarantee does not apply to executives whose inclusion in the Program is approved after December 31, 1986). If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for an annual benefit of one-tenth of the lesser of (a) twice the executive's average annual base salary for the last five full years of service, rounded off to the next highest multiple of $50,000 or (b) a maximum amount specified in the agreement. The highest maximum amount specified in the existing agreements is $1,000,000. The benefit is payable monthly over a period of 10 years to the executive or the executive's beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement.

To fund benefits under the Program, AMETEK has purchased individual life insurance policies on the lives of certain of the covered executives. AMETEK retains the right to terminate all of the Program agreements under certain circumstances. Messrs. Blankley, Hermance, Mangold, Molinelli, and Neupaver are participants.

Pre- and post-retirement life insurance coverage and supplemental retirement income are provided to Mr. Chlebek under a Supplemental Senior Executive Split Dollar Death Benefit Plan. To fund these benefits, AMETEK has purchased a split-dollar life insurance policy. AMETEK pays the majority of the premium costs with Mr. Chlebek paying approximately $500 per year. Pre-retirement death benefits include a $490,000 lump sum payment to his beneficiary and an annual payment of $70,000 commencing ten years after his death and ending on the date Mr. Chlebek would have attained age 80. Upon Mr. Chlebek's attainment of age 65, AMETEK will withdraw from the policy an amount equal to the amount of premiums paid, and he will become the owner of the policy, which is targeted to have a value of approximately $300,000 to $350,000 at age 65. In the event Mr. Chlebek terminates employment prior to age 65, he can either purchase the policy from AMETEK, or terminate the agreement.


             SHAREHOLDER PROPOSALS FOR THE YEAR 2001 PROXY STATEMENT

Proposals of shareholders intended to be presented at AMETEK's 2001 Annual Meeting of Shareholders must be received by AMETEK at its executive offices on or prior to December 27, 2000 to be eligible for inclusion in the proxy material to be used in connection with the 2001 Annual Meeting.

                                       By order of the Board of Directors
                                       DONNA F. WINQUIST,
                                       Corporate Secretary

Dated:  Paoli, Pennsylvania
        April 4, 2000

                                  AMETEK, INC.

              ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS
                         (APPENDIX TO PROXY STATEMENT)

                                     INDEX

                                                              PAGE
                                                              ----
Selected Financial Data.....................................   A-2

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   A-4

Report of Management........................................  A-14

Report of Independent Auditors..............................  A-15

Consolidated Statement of Income............................  A-16

Consolidated Balance Sheet..................................  A-17

Consolidated Statement of Stockholders' Equity..............  A-18

Consolidated Statement of Cash Flows........................  A-19

Notes to Consolidated Financial Statements..................  A-20

                                  AMETEK, INC.

                            SELECTED FINANCIAL DATA

                                                  1999         1998         1997         1996         1995
                                                ---------    ---------    ---------    ---------    ---------
                                                 (DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                -------------------------------------------------------------
CONSOLIDATED OPERATING RESULTS (YEARS ENDED
  DECEMBER 31)
Net sales.....................................   $924.8       $927.5       $847.8       $800.0       $781.8
Operating income(1)...........................   $118.8       $ 96.4       $ 92.0       $ 82.8       $ 78.7
Interest expense..............................   $(24.8)      $(23.7)      $(18.2)      $(19.1)      $(20.2)
Income from continuing operations(1)..........   $ 60.8       $ 50.4       $ 50.3       $ 43.1       $ 36.9
Net income(1)(2)..............................   $ 60.8       $ 41.7       $ 50.4       $ 51.2       $ 52.3
Basic earnings per share:
  Income from continuing operations(1)........   $ 1.88       $ 1.55       $ 1.53       $ 1.32       $ 1.10
  Net income(1)(2)............................   $ 1.88       $ 1.28       $ 1.53       $ 1.57       $ 1.56
Diluted earnings per share:
  Income from continuing operations(1)........   $ 1.85       $ 1.50       $ 1.49       $ 1.30       $ 1.08
  Net income(1)(2)............................   $ 1.85       $ 1.24       $ 1.49       $ 1.54       $ 1.54
Dividends declared and paid per share.........   $ 0.24       $ 0.24       $ 0.24       $ 0.24       $ 0.24
Average common shares outstanding:
  Basic.......................................     32.3         32.7         32.9         32.7         33.4
  Diluted.....................................     32.9         33.7         33.9         33.3         34.0
PERFORMANCE MEASURES AND OTHER DATA:
Operating Data (excluding Nonrecurring Charge
  in 1998)(3):
  Operating income............................   $118.8       $104.5       $ 92.0       $ 82.8       $ 78.7
  Operating income-Return on sales............     12.8%        11.3%        10.8%        10.4%        10.1%
  Operating income-Return on average total
     assets...................................     16.2%        16.6%        17.4%        16.8%        16.7%
  EBITDA(4)...................................   $158.1       $146.4       $128.0       $116.9       $111.4
  Ratio of EBITDA to interest expense(4)......      6.4x         6.2x         7.0x         6.1x         5.2x
  Income from continuing operations...........   $ 60.8       $ 55.3       $ 50.3       $ 43.1       $ 36.9
  Diluted earnings per share..................   $ 1.85       $ 1.64       $ 1.49       $ 1.30       $ 1.08
Depreciation and amortization.................   $ 39.6       $ 38.4       $ 32.9       $ 32.7       $ 32.8
Capital expenditures..........................   $ 30.3       $ 49.8       $ 41.2       $ 39.1       $ 29.3
Cash provided by continuing operations(5).....   $ 86.6       $ 78.4       $ 71.2       $ 64.7       $ 61.5
Ratio of earnings to fixed charges............      4.4x         3.9x         4.8x         4.0x         3.5x
Net income -- Return on average total
  capital.....................................     11.8%        10.4%        15.8%        16.9%        18.4%
             -- Return on average
                stockholders' equity..........     31.2%        25.1%        34.9%        47.3%        65.3%
YEAR-END CONSOLIDATED FINANCIAL POSITION
Current assets................................   $256.1       $267.8       $248.5       $229.3       $235.1
Current liabilities...........................   $262.7       $233.9       $178.7       $178.9       $205.6
Property, plant, and equipment................   $219.6       $214.4       $186.3       $174.8       $160.2
Total assets..................................   $768.2       $699.8       $555.2       $528.9       $519.6
Long-term debt................................   $231.8       $227.0       $152.3       $150.3       $150.4
Stockholders' equity..........................   $216.2       $174.0       $159.0       $129.5       $ 87.1
Stockholders' equity per share................   $ 6.76       $ 5.42       $ 4.82       $ 3.96       $ 2.65
Total debt as a percentage of
  capitalization(6)...........................     60.5%        63.7%        51.0%        58.5%        70.4%

---------------
(1) Amounts in 1998 include a nonrecurring pretax charge for cost reduction initiatives totaling $8.0 million, $(4.8 million after-tax or $.14 per diluted share).

(2) Amounts in 1998 include an extraordinary loss on the early repayment of debt of $8.7 million $(.26 per diluted share). Amounts in 1997 and all preceding years include discontinued operations of the former Water Filtration Business and the former Microfoam division for 1995. Net income for 1995 also includes a $2.7 million $(.08 per share) after-tax loss related to debt agreements.

(3) See description of nonrecurring charge in Note 1 above. All amounts are based on continuing operations.

(4) EBITDA represents income from continuing operations before interest, taxes, depreciation and amortization, amortization of deferred financing costs, and nonrecurring items. It should not be considered, however, as an alternative to operating income as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of the Company's overall liquidity as presented in the Company's financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly titled measures given by other companies.

(5) Amount in 1999 excludes $44 million of net cash proceeds received from an accounts receivable securitization program.

(6) Without considering the effect of the accounts receivable securitization program referred to in note 5 above, total debt as a percentage of capitalization for 1999 would have been 63.5%.

                                  AMETEK, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis of the Company's financial condition and results of operations set forth below should be read in conjunction with the consolidated financial statements of the Company and the related notes shown in the index on page A-1 of this report.

  Business Overview

     In 1999, the Company reported record operating income, net income and diluted earnings per share that resulted in double-digit percentage growth when compared with 1998 (excluding the impact of a nonrecurring charge in 1998), despite difficult conditions in European motor markets in 1999. The Company achieved several major objectives under its four growth strategies: Strategic Acquisitions and Alliances, Global and Market Expansion, New Products and Operational Excellence. Significant events of 1999 were:

     - The sixth consecutive year of double-digit percentage growth in earnings per share from continuing operations.

     - The acquisition of four new businesses that produce electronic instruments and transmitters, aviation sensors, gauges, and transducers for the aerospace and industrial markets. The acquisitions position the Company as a leading manufacturer in each of these markets, and expands the Company's technology to other markets. All of the 1999 acquisitions are part of the EIG segment.

     - The successful execution of the Company's global plan to lower its cost structure. Operational excellence initiatives and the relocation of production to lower-cost facilities in Mexico and the Czech Republic, and the consolidation of the Company's European motor operations resulted in improved operating profit margins for both the Electronic Instruments Group (EIG) and Electromechanical Group (EMG) reporting segments.

     - The completion of an accounts receivable sale agreement, the proceeds of which were used to reduce short-term borrowings.

  Results of Operations

     The following table sets forth net sales and income of the Company by business segment and on a consolidated basis for the years ended December 31, 1999, 1998, and 1997:

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1999        1998        1997
                                                     --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
NET SALES(1):
  Electronic Instruments...........................  $451,072    $414,202    $390,591
  Electromechanical................................   473,725     513,272     457,170
                                                     --------    --------    --------
     Total net sales...............................  $924,797    $927,474    $847,761
                                                     ========    ========    ========
INCOME(2):
Segment operating income(3)
  Electronic Instruments...........................  $ 69,965    $ 55,703    $ 50,769
  Electromechanical................................    67,575      62,511      61,832
                                                     --------    --------    --------
     Total segment operating income................   137,540     118,214     112,601
Corporate administrative and other expenses........   (18,743)    (21,778)    (20,646)
                                                     --------    --------    --------
Consolidated operating income......................   118,797      96,436      91,955
Interest and other expenses........................   (24,336)    (19,078)    (13,761)
                                                     --------    --------    --------
     Consolidated income from continuing operations
       before income taxes.........................  $ 94,461    $ 77,358    $ 78,194
                                                     ========    ========    ========

---------------
(1) After elimination of intra- and intersegment sales, which are not significant in amount.

(2) Year 1998 includes a non-recurring charge for cost reduction initiatives totaling $8.0 million pretax, consisting of $2.3 million in the Electronic Instruments segment, $5.2 million in the Electromechanical segment, and $0.5 million in Corporate.

(3) Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

YEAR ENDED DECEMBER 31, 1999, COMPARED WITH YEAR ENDED DECEMBER 31, 1998.

  Results of Operations

     The Company reported sales for 1999 of $924.8 million, down slightly from sales of $927.5 million in 1998. EIG's sales increased by 8.9% to $451.1 million in 1999 from $414.2 million in 1998 because of the incremental sales generated by strategic acquisitions made during the year. Sales to heavy vehicle manufacturers was strong along with an improving process instruments business. Without the acquisitions, sales for EIG would have been lower due largely to changes in the mix of sales and to slightly lower demand in process instruments and aerospace markets. Aerospace markets were down from peak levels a year ago. For the EMG group, competitive factors in international markets caused slightly lower unit shipments in 1999 when compared to 1998. The result was a decline in EMG reported sales to $473.7 million in 1999 from $513.3 million in 1998, a decrease of 7.7%. A change in the mix of U.S. sales also contributed to the EMG's sales decline. Sales by both segments to foreign markets totaled $302.0 million in 1999, a decrease of $43 million or 12.5% from 1998. Export shipments from the United States in 1999 were $158.5 million, compared with $162.6 million in 1998.

     New orders for 1999 were $944.5 million, an increase of 4.2% from $906.1 million for 1998. The order backlog at December 31, 1999 was $243.5 million, compared with $223.8 million at December 31, 1998. New orders from the strategic acquisitions made by the Company during the year were the primary reason for the increase.

     The Company's plan to lower its cost structure globally under the operational excellence initiatives, announced in the fourth quarter of 1998, had a positive effect on operating income and margins. Total segment operating income improved to $137.5 million for 1999 compared with operating income of $125.7 million for

1998, before a fourth quarter 1998 non-recurring charge, an increase of 9.3%. Operating margins improved to 14.9% from 13.6% for the comparable period. The operational excellence initiatives and the impact of new acquisitions, along with the transition of a portion of the Company's motor production to a lower cost facility in Reynosa, Mexico, the closing and consolidation of certain EMG motor plants in Europe, improved supply chain management and flow manufacturing expansion in EIG, along with related workforce reductions drove margins to higher levels. Consolidated operating income was $118.8 million or 12.8% of net sales, an increase of $14.3 million when compared with 1998 operating income of $104.5 million or 11.3 % of net sales, before the $8.0 million pretax nonrecurring charge. Selling, general and administrative expenses were $79.4 million in 1999, a $2.7 million decrease when compared with 1998 when SG&A totaled $82.1 million. As a percent of sales, SG&A was 8.6% in 1999, slightly lower than in 1998. The cost reduction initiative was also the primary reason for the reduction in general and administrative expense. Selling expense was flat year-to-year, as new EIG selling expense from acquisitions almost entirely offset reduced selling costs for the EMG group.

     Interest expense was $24.8 million in 1999 compared with $23.7 million in 1998, an increase of 4.7%. Higher average debt levels to finance acquisitions was the primary reason for the increase. Other income, net decreased to $0.4 million in 1999 from $4.6 million in 1998 primarily because of lower gains from the sale of securities and idle property.

     Net income for 1999 was $60.8 million, or $1.85 per diluted share, compared to net income for 1998 of $41.7 million, or $1.24 per diluted share. The 1998 net income includes an after-tax nonrecurring charge of $4.8 million or $.14 per diluted share, and an after-tax extraordinary charge for the early repayment of long-term debt of $8.7 million, or $.26 per diluted share. Without the nonrecurring charge and the extraordinary item in 1998, net income would have been $55.3 million, or $1.64 per diluted share.

     The weighted average shares outstanding during 1999 were 32.3 million shares, compared with 32.7 million shares for 1998. The reduction reflects purchases by the Company through its share repurchase program. The Company repurchased 0.5 million shares in 1999. After accounting for the dilutive effect of issued stock options and other stock awards, the weighted average diluted shares outstanding were 32.9 million shares for 1999, compared with 33.7 million shares for 1998.

  Fourth Quarter Results

     Sales for the fourth quarter of 1999 were $236.0 million, compared with $206.8 million in the fourth quarter 1998. Operating income for the fourth quarter 1999 was $29.5 million, compared with $20.1 million for the fourth quarter 1998, before a nonrecurring pretax charge of $8.0 million. The 14% increase in sales was driven by the strategic acquisitions made by the Company during 1999, and a stronger worldwide motor market during the fourth quarter 1999. The acquisitions, combined with productivity gains as a result of the Company's operational excellence initiatives and cost reduction programs were the primary reasons for a 46.8% gain in operating income. Net income for the fourth quarter of 1999 totaled $15.0 million, or $.46 per diluted share, up 37% from the fourth quarter 1998 net income of $11.0 million or $.33 per diluted share, excluding the after-tax effect of the nonrecurring charge of $4.8 million. The fourth quarter 1999 tax rate was 34.9%, a rate more normal than the 1998 fourth quarter tax rate of 21.4%. The 1998 fourth quarter benefited from a lower effective tax rate due to lower foreign pretax income, which would be taxed at higher rates than in the U.S., and favorable foreign tax adjustments relating to certain prior tax years.

  Operating Segment Results

     The ELECTRONIC INSTRUMENTS GROUP (EIG) sales were $451.1 million in 1999, an increase of 8.9% from 1998 sales of $414.2 million. The Company's 1999 acquisition of businesses which produce electronic instruments and controls, transducers, sensors, and gauges drove the year-to-year increase in sales. A business acquired in December 1999, which specializes in the design and manufacture of continuous level measurement and control devices, is expected to continue to enhance future sales growth. The heavy-vehicle instruments business was strong in 1999 because of robust market conditions for heavy trucks. Also, the Company's process instruments business is beginning to rebound from weak market conditions during the first nine months of 1999. The aerospace business continues to grow because of the acquisitions described above, expanding the Company's aerospace technology and market breadth, despite aerospace markets being down slightly from peak levels in 1998.

     Group Operating income for 1999 increased to $70.0 million from $58.0 million in 1998, an increase of 20.6%. The acquisitions described above were the primary reasons for the large increase in operating income. Profit margins improved significantly to 15.5% from 14.0% for the same comparable period. The Group margins benefited from work force reductions directed toward improving productivity, and supply chain management savings. EIG's operating income for 1998 was $55.7 million, after a fourth quarter 1998 nonrecurring charge of $2.3 million for cost reduction activities.

     The ELECTROMECHANICAL GROUP (EMG) sales for 1999 were $473.7 million, a $39.5 million decrease from sales of $513.3 million in 1998. Weak market conditions in Europe and Asia, where major competitive pricing pressures affected EMG's motor operations, as well as lower demand were the primary reasons for the sales decline.

     Operating income for 1999 was essentially unchanged at $67.6 million. Improved profitability from the relocation of a portion of its U.S. motor production to lower cost facilities in Reynosa, Mexico were offset by lower profits at the Company's motor operations in Europe and Asia on lower unit volume shipped as a result of market and price competition. Operating margins, however, improved dramatically to 14.3% in 1999 from 13.2% in 1998. As of December 31, 1999, approximately 40% of EMG's North American motor production for floor care applications and outdoor power equipment is produced in Mexico. Operations at the Company's Cambridge, Ohio plant ceased in the first quarter of 2000. The plant relocation and rationalization activity in Europe related to the 1998 cost reduction initiatives is now complete. EMG's operating income in 1998 was $62.5 million, after a fourth quarter 1998 $5.2 million nonrecurring charge for the above mentioned cost reduction activities.

YEAR ENDED DECEMBER 31, 1998, COMPARED WITH YEAR ENDED DECEMBER 31, 1997.

  Results of Operations

     The Company achieved record sales for 1998 totaling $927.5 million, an increase of $79.7 million or 9.4% compared with the 1997 total of $847.8 million. The sales increase was due primarily to revenues generated from businesses acquired in 1998 by both operating groups. EMG led the sales increase, benefiting from the January 1998 acquisition of the Rotron brushless motor business. EIG benefited from higher sales from its aerospace products and heavy-vehicle instrument businesses, along with the sales contribution from the Western Research process instruments business acquired in April 1998, and the full-year sales contribution by the Chatillon/Lloyd business acquired in mid-1997. Sales by both segments to foreign markets totaled $345.0 million in 1998, an increase of $25.1 million or 7.8%. Export shipments from the United States in 1998 were $162.6 million, compared with $161.8 million in 1997. Higher export sales of aerospace instruments, primarily to Europe, were offset by lower exports of electric motor products.

     New orders during 1998 were $906.1 million, compared with $873.7 million for 1997, an increase of $32.4 million or 4%. The increase in order input was due to the 1998 acquisitions of the Rotron and Western Research businesses. The backlog of orders was $223.8 million at year-end 1998, a decrease of $21.4 million or 9% from the year-end 1997 total of $245.2 million. The Company experienced some softening in demand for many of its products during the second half of 1998, primarily as a result of global economic uncertainties. Increased pricing pressure from competing motor manufacturers and the economic turmoil in Asia and Russia resulted in lower demand for EMG's floor care products worldwide. EIG also experienced some slowing in their global markets, although to a lesser extent than EMG. These economic uncertainties, and their potential negative impact on the Company's businesses raised some concern about the near-term outlook, however the Company initiated actions designed to lower its overall cost structure to respond to the challenges of global competition.

     In the fourth quarter of 1998, the Company committed to a global plan to lower its cost structure. These initiatives, which were accelerated, included the transfer of some of EMG's U.S. motor production to a low-cost manufacturing facility in Reynosa, Mexico; the closing and consolidation of certain EMG motor plants in

Europe, expanding flow manufacturing and improving supply chain management in EIG; and workforce reduction. Certain of those actions resulted in a fourth quarter pretax nonrecurring charge of $8 million ($4.8 million after-tax, or $.14 per share). The pretax nonrecurring charges to segments were $5.2 million to EMG, $2.3 million to EIG, and $.5 million to Corporate. The plan was to be completed by December 31, 1999, and result in total savings of approximately $14 million in 1999.

     Before the above mentioned nonrecurring charge, segment operating income was $125.7 million in 1998, an increase of $13.1 million or 11.7%, compared with the 1997 total of $112.6 million. The increase was primarily due to the increased sales volume. Segment operating income as a percentage of sales was 13.6% in 1998, compared with 13.3% in 1997. Both segments incurred higher selling expenses in 1998, primarily from the new businesses acquired during the year. Corporate administrative and other expenses for 1998 totaled $21.2 million, a slight increase from the $20.6 million recorded in 1997, though lower as a percentage of sales. Consolidated operating income in 1998 was $104.5 million, an increase of $12.5 million or 13.6% from $92.0 million in 1997.

     Interest expense for 1998 was $23.7 million, an increase of $5.5 million from 1997, resulting from higher average borrowings primarily to fund the acquisitions completed in 1998, partly offset by lower average borrowing rates. Income from continuing operations in 1998 before the nonrecurring charge and an extraordinary charge for the early repayment of debt in the third quarter, reached $55.3 million, or $1.64 per diluted share, an increase of $5.0 million or 10% from $50.3 million, or $1.49 per share in 1997.

     After the nonrecurring charge, segment operating income for 1998 was $118.2 million; corporate administrative and other expenses were $21.8 million, consolidated operating income was $96.4 million, and income from continuing operations was $50.4 million. Net income in 1998 was $41.7 million, or $1.24 per share, which includes $4.8 million or $.14 per share after-tax for the nonrecurring charge, and $8.7 million, or $.26 per share for a third quarter 1998 after-tax extraordinary charge for the early repayment of debt. Net income for 1997 was $50.4 million, or $1.49 per diluted share, and included income from a discontinued operation of $5.1 million or $.15 per share from the Company's former water filtration business, and costs associated with the disposition of that business of $4.9 million or $.15 per share.

     The weighted average shares outstanding during 1998 were 32.7 million shares, compared with 32.9 million shares for 1997. After reflecting the dilutive effect of issued stock options and other stock awards, the weighted average shares outstanding were 33.7 million shares for 1998, compared with 33.9 million shares for 1997.

  Fourth Quarter Results

     Sales for the fourth quarter of 1998 were $206.8 million, compared with $217.1 million for the 1997 fourth quarter. Operating income before the nonrecurring charge was $20.1 million compared with $24.4 million in the fourth quarter of 1997. The lower fourth quarter results reflected the negative impact of the global economic turmoil on many of the Company's businesses. Income from continuing operations for the 1998 fourth quarter was $11.0 million, or $.33 per diluted share, compared with income of $13.6 million, or $.40 per share in the 1997 fourth quarter. After the nonrecurring charge, 1998 fourth quarter operating income was $12.1 million, and income from continuing operations was $6.1 million, or $.19 per diluted share. The 1998 fourth quarter benefited from a lower effective tax rate due to lower pretax foreign income, which would be taxed at higher rates than in the U.S., and favorable foreign tax adjustments relating to certain prior tax years.

  Operating Segment Results

     The ELECTRONIC INSTRUMENTS GROUP'S (EIG) sales for 1998 totaled $414.2 million, an increase of $23.6 million or 6% from the 1997 total of $390.6 million. The sales increase was due in part to higher sales by the Group's aerospace products and heavy-vehicle instrumentation businesses. The Group also benefited from the sales contributions of acquired businesses, including: the Western Research process instruments business acquired in April 1998, and the full year sales contributions by the Chatillon/Lloyd test and measurement business, and a small Danish process instrument business, both acquired in mid-1997.

     Operating income of EIG was $58.0 million for 1998 before the nonrecurring charge, an increase of $7.2 million or 14.2% from 1997. Group operating income as a percentage of sales was 14.0% for 1998, compared with 13.0% for 1997. In addition to the overall profit contribution from higher sales, the Group benefited from improved operating efficiencies in the heavy-vehicle instrumentation business resulting from the higher sales volume, as well as a favorable change in product mix in the Group's process instrument businesses.

     EIG recorded a $2.3 million fourth quarter 1998 nonrecurring charge primarily to fund planned workforce reductions directed toward improving production and supply chain management efficiencies. After the 1998 fourth quarter nonrecurring charge, EIG operating income for 1998 was $55.7 million.

     The ELECTROMECHANICAL GROUP'S (EMG) sales for 1998 increased $56.1 million or 12.3% to $513.3 million. Sales contributions from acquired businesses accounted for the increase, led by the Rotron, Inc. acquisition completed in January 1998. The full year sales contribution from a German motor business acquired in May 1997 also contributed to the 1998 increase. Partly offsetting these contributions was the absence of 1998 sales from the Group's former domestic HVAC motor business, which was divested in July 1997. Sales in 1998 by EMG's ongoing motor businesses decreased slightly compared with 1997, reflecting weakness in the Group's worldwide markets for floor-care products, and the transfer of certain production to the Group's motor operation in China. Internationally, the Group's Italian motor operations were negatively impacted by the continuing economic turmoil in Russia and Asia, and rising competition from other motor manufacturers, which more than offset higher sales by the Group's newer motor operations in China and the Czech Republic. Sales in 1998 by EMG's ongoing North American motor operations also decreased from 1997, primarily due to increased competition.

     Operating income of EMG was $67.7 million in 1998 before the fourth quarter nonrecurring charge, an increase of $5.9 million or 9.5% compared with 1997. The increase was due to the higher sales volume, as 1998 operating income as a percentage of sales was 13.2%, compared with 13.5% for 1997. Higher operating margins generated by the 1998 Rotron acquisition were more than offset by reduced operating efficiencies and pricing pressures in the Group's North American and Italian motor operations resulting from the sales decrease noted above.

     This Group recorded a $5.2 million fourth quarter 1998 nonrecurring charge for the previously mentioned closing of its electric motor plant in Germany, and the consolidation of two motor plants in Italy that serve the floor-care market. The charge also provided for the acceleration of the transfer of some of the Group's U.S. motor production to its low-cost manufacturing facility in Reynosa, Mexico to increase plant utilization in the U.S. and Mexico. The initiatives will also result in lower overall manufacturing costs. After the nonrecurring charge, EMG's operating income for 1998 was $62.5 million.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1999, current liabilities exceeded current assets by $6.6 million. Higher short-term borrowings incurred primarily to fund acquisitions in 1999 was the primary reason for the working capital shortfall. At December 31, 1998, current assets exceeded current liabilities by $33.9 million.

     Cash provided by operating activities before proceeds from the sale of accounts receivable totaled $86.6 million for 1999, compared with $78.4 million for 1998, an increase of $8.2 million, primarily resulting from the higher income from continuing operations. Net proceeds received from the sale of accounts receivables to a third party under an accounts receivable sales agreement consummated in the fourth quarter of 1999 provided cash of $44 million. Total cash provided by operating activities in 1999 was $130.6 million. Under the accounts receivable sales agreement, the Company, through a wholly-owned, special purpose subsidiary, can sell accounts receivable up to $50 million. The proceeds from the sale of accounts receivable were used to reduce short-term borrowings outstanding under the Company's revolving bank credit agreement.

     Cash used for investing activities was $148.0 million for 1999, compared with $163.5 million for 1998. The decrease was due to lower capital expenditures for 1999 which totaled $30.3 million compared with $49.8 million in 1998, and proceeds received from the sale of investment assets. The decrease in capital spending was largely due to reduced expenditures for plant expansion in 1999. In 1999, the Company also made cash outlays for new business acquisitions totaling $147.5 million compared with $115.4 million in 1998.

     Cash provided by financing activities in 1999 totaled $16.3 million, compared with $94.2 million for 1998. In 1999, net short-term borrowings increased $37.8 million, compared with an increase of $51.0 million in 1998. The lower amount in 1999 reflects a debt repayment with the proceeds from the sale of accounts receivable mentioned above. During 1999, the Company made payments net of borrowings on long-term debt of $9.1 million, which included the final repayment on its 9 3/4% Notes. Also in 1999, the Company received proceeds of $4.5 million from the exercise of stock options, and made dividend payments of $7.7 million. The Company also repurchased 0.5 million shares of common stock for $9.3 million. In 1998, proceeds from a debt offering provided $225.0 million in cash, a portion of which was used to pay down $136.2 million of its long-term debt. Other major financing activities in 1998 included expenditures of $16.8 million for debt repayment premium and new debt issuance cost, $28.0 million to repurchase shares of the Company's common stock, dividend payments of $7.8 million and cash proceeds from stock options exercised of $4.8 million.

     As a result of all the Company's cash flow activities, cash and cash equivalents and marketable securities of the Company decreased $1.5 million since year-end 1998, to $15.4 million at December 31, 1999. The Company believes it has sufficient cash-generating capabilities and available credit facilities to enable it to meet its needs in the foreseeable future.

NEW ACCOUNTING STANDARDS

  Accounting Standards Adopted

     On January 1, 1999, the Company adopted the American Institute of Certified Public Accountants' (AICPA) Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This Statement requires the Company to capitalize certain costs associated with the development and purchase of computer software for internal use. The adoption of this Statement did not have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

     On January 1, 1999, the Company adopted AICPA SOP 98-5, "Reporting on the Costs of Start-up Activities," which provided guidance on the financial reporting for start-up and organization costs. The Statement required costs for start-up activities to be expensed as incurred. Adoption of the Statement had no effect on the Company's consolidated results of operations, financial position, or cash flows.

  Pending Accounting Standards

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement requires recognition of all derivative instruments at fair value in the statement of financial position. Gains or losses resulting from changes in the value of derivatives would be accounted for depending on the intended use of the derivative and whether it qualifies for hedge accounting. In June 1999, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an Amendment to FASB Statement No. 133", approving a delay in the effective date of Statement No. 133 until January 2001. The Company is continuing to study the future impact of adopting this Statement. Due to the Company's limited use of derivative financial instruments, adoption of Statement No. 133 is not expected to have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

INTERNAL REINVESTMENT

  Capital Expenditures

     Capital expenditures were $30.3 million for 1999, compared with $49.8 million for 1998, a decrease of $19.5 million or 39.2%. Approximately 68% of the expenditures in 1999 were for equipment to increase production efficiencies and expand capacity, compared with 75% in 1998. The Electromechanical Group made most of the expenditures in 1999 and 1998. The Company's 2000 capital expenditures are expected to remain approximately at 1999 levels, with continuing emphasis on spending to improve productivity.

  Product Development and Engineering

     Product development and engineering expenses are directed toward the development and improvement of new and existing products and processes. Such expenses were $42.2 million in 1999, essentially unchanged from 1998, and $34.8 million for 1997. Included in the amounts above are net expenses for research and development of $21.6 million for 1999, $23.4 million for 1998, and $19.5 million for 1997.

ENVIRONMENTAL MATTERS

     The Company is subject to environmental laws and regulations as well as stringent cleanup requirements. It also has been named a potentially responsible party at several sites that are the subject of government-mandated cleanups. Amounts charged to expense for environmental cleanup at those sites and others were approximately $0.9 million in 1999, $0.3 million in 1998, and $1.4 million in 1997.

     It is not possible to accurately quantify the potential financial impact of actions regarding environmental matters, but the Company believes, based on past experience and current evaluations, that the outcome of these actions is not likely to have a material adverse effect on the future results of operations, financial position, or cash flows of the Company.

IMPACT OF INFLATION

     The Company attempts to minimize the impact of inflation through cost reduction programs and by improving productivity. In addition, the Company uses the last-in, first-out (LIFO) method of accounting for most inventories (whereby the cost of products sold approximates current costs), and therefore, the impact of inflation is substantially reflected in operating costs. In general, the Company believes programs are in place that are designed to monitor the impact of inflation and to take necessary steps to minimize inflation's effect on operations.

MARKET RISK DISCLOSURE

     The Company's primary exposures to market risks include fluctuations in interest rates on its short-term and long-term debt and in foreign currency exchange rates.

     The Company's long-term debt is fixed rate and its short-term debt is variable rate (see Note 5 to the consolidated financial statements for the components of the Company's debt).

     The foreign currencies to which the Company has the most significant exchange rate exposure is the Italian lira, and beginning in 1999, the European Euro currency. Exposure to foreign currency rate fluctuation is mitigated when possible, through the use of natural hedges, whereby purchases and sales in the same foreign currency and with similar maturities offset one another. The implementation of the Euro in 1999 did not materially affect the Company's operations, or its risk profile. Uncertainty exists as to the effects the conversion to the Euro currency will have on the marketplace in European countries. Certain of the Company's European subsidiaries began disclosing the Euro value on customer invoices in 1999 and will continue with that process in 2000. Although the Company does not have sufficient experience with the new currency to predict how it will be affected in the future, the Company does not expect the effects of Euro to be material.

     Based on a hypothetical ten percent adverse movement in interest rates and foreign currency exchange rates, the potential losses in future earnings, fair value of risk sensitive financial instruments, and cash flows are immaterial, although the actual effects may differ materially from the hypothetical analysis.

YEAR 2000 COMPLIANCE

     The "Year 2000 problem" is the result of many computer systems that use two digits rather than four digits to define the applicable year, and whether such systems would properly and accurately process information when the year changed to 2000.

     As part of its company-wide initiative to upgrade business computer systems in many of its operations, the Company has implemented new computer systems that are Year 2000 compliant. As of December 31, 1999, all of the Company's operations completed their Year 2000 compliance review, and where necessary, upgraded or replaced computer software or hardware with Year 2000 compliant systems.

     At the date of this report, the Company had not experienced any material problems related to the Year 2000, nor has the Company received any significant complaints regarding Year 2000 issues related to its products. Also, the Company is not aware of any significant Year 2000 issues affecting the Company's major customers or suppliers.

     The Company's total expense to address the Year 2000 problem (excluding the cost of business systems that have been replaced and capitalized) was approximately $3.2 million. The costs have been charged to expense as incurred. Prior to 1999, the Company spent approximately $2.3 million related to its Year 2000 project. In 1999, the Company spent approximately $0.9 million. The remaining estimated cost to address any additional Year 2000 problems is deemed immaterial. No planned significant information systems projects were deferred or delayed to exclusively address the Year 2000 problem.

     The Company is prepared to implement appropriate contingency plans for potential major business disruption, if any, which may result from any Year 2000 issue.

FORWARD-LOOKING INFORMATION

     Except for historical information contained herein, certain matters discussed in this Form 10-K are "forward-looking statements" as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995, which involve risk and uncertainties that exist in the Company's operations and business environment, and are subject to change based on various important factors. The Company wishes to take advantage of the "safe harbor" provisions of the PSLRA by cautioning readers that numerous important factors discussed below, among others, in some cases have caused, and in the future could cause, the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The following include some, but not all, of the factors or uncertainties that could cause actual results to differ from projections:

     - An economic slowdown, or unforeseen price reductions in the Company's global market segments, with adverse effects on profit margins.

     - The Company's ability to continue achieving its cost reduction objectives, due in part to varying prices and availability of certain raw materials and semifinished materials and components.

     - Underutilization of the Company's existing factories and plants, or plant expansions or new plants; possibly resulting in production inefficiencies. Higher than anticipated, or unanticipated start-up expenses and production delays at new plants.

     - The unanticipated expenses of divesting businesses, or of assimilating newly-acquired businesses into the Company's business structure; as well as the impact of unusual expenses from business strategies, asset valuations, acquisitions, divestitures and organizational structures. Acquisition and divestiture strategies may face legal and regulatory delays and other unforeseeable obstacles beyond the Company's control.

     - Unanticipated or undisclosed problems and costs associated with the Company's suppliers, customers, creditors, financial service organizations, and governmental agencies related to Year 2000 problems, as well as unanticipated problems the Company may experience with computer applications to accommodate the Year 2000.

     - Unpredictable delays or difficulties in the development of key new product programs, and the risk of not recovering major research and development expenses, and/or the risks of major technological shifts away from the Company's technologies and core competencies.

     - A slowing of the growth rate in the U.S. and Europe for electric motor products, aerospace, heavy-vehicle and process instrumentation; as well as a restriction in the ability of heavy-vehicle manufacturers to secure components manufactured by outside suppliers.

     - Rapid or unforeseen escalation of the cost of regulatory compliance and/or litigation, including but not limited to, environmental compliance, product-related liability, assertions related to intellectual property rights and licenses, adoption of new, or changes in accounting policies and practices and the application of such policies and practices.

     - The effects, in the United States and abroad, of changes in trade practices; monetary and fiscal policies; laws and regulations; other activities of governments, agencies and similar organizations; and social and economic conditions, such as trade restrictions or prohibitions; unforeseen inflationary pressures and monetary fluctuation; import and other charges or taxes; the ability or inability of the Company to obtain, or hedge foreign currencies, foreign currency exchange rates and fluctuation in those rates. This would include extreme currency fluctuations; protectionism and confiscation of assets; nationalizations and unstable governments and legal systems, and intergovermental disputes.

The Company believes that it has the product offering, facilities, personnel and competitive and financial resources for continued business success. However, future revenues, costs, margins, product mix and profits are all influenced by a number of factors, as discussed above.

                              REPORT OF MANAGEMENT

     Management has prepared and is responsible for the integrity of the consolidated financial statements and related information included herein. The statements are prepared in conformity with accounting principles generally accepted in the United States consistently applied and include certain amounts based on management's best estimates and judgments. Historical financial information elsewhere in this report is consistent with that in the financial statements.

     In meeting its responsibility for the reliability of the financial information, management maintains a system of internal accounting controls, including an internal audit program. The system of controls provides for appropriate division of responsibility and the application of written policies and procedures. That system, which undergoes continual reevaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data. Management uses its best judgment in balancing the benefits of the system with its cost. Management believes that the Company's system of internal control is effective and adequate to accomplish the above-described objectives.

     The Company's independent auditors, Ernst & Young LLP, are engaged to render an opinion as to whether management's financial statements present fairly, in all material respects, the Company's financial position and operating results. Their report is included herein.

     The Audit Committee of the Board of Directors, which is composed solely of Directors who are not employees of the Company, meets with the independent auditors, the internal auditors and management to satisfy itself that each is properly discharging its responsibilities. Both the independent auditors and internal auditors have direct access to the Audit Committee.

     Management also recognizes its responsibility for conducting the Company's activities according to the highest standards of personal and corporate conduct. That responsibility is characterized and reflected in key policy statements publicized throughout the Company.

                                                  /s/ JOHN J. MOLINELLI
                                                      John J. Molinelli
                                                      Executive Vice
                                                      President --
                                                      Chief Financial Officer

January 24, 2000

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of AMETEK, Inc.

     We have audited the accompanying consolidated balance sheets of AMETEK, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                  [ERNST & YOUNG LLP]

Philadelphia, PA
January 24, 2000

                                  AMETEK, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                     YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------
                                                                1999           1998           1997
                                                             -----------    -----------    -----------
                                                             (DOLLARS AND SHARES IN THOUSANDS, EXCEPT
                                                                        PER SHARE AMOUNTS)
Net sales..................................................   $924,797       $927,474       $847,761
                                                              --------       --------       --------
Expenses:
  Cost of sales (excluding depreciation)...................    696,011        711,020        661,578
  Selling, general and administrative......................     79,351         82,089         67,058
  Depreciation.............................................     30,638         29,909         27,170
  Nonrecurring charge......................................         --          8,020             --
                                                              --------       --------       --------
     Total expenses........................................    806,000        831,038        755,806
                                                              --------       --------       --------
Operating income...........................................    118,797         96,436         91,955
Other income (expenses):
  Interest expense.........................................    (24,776)       (23,659)       (18,181)
  Other, net...............................................        440          4,581          4,420
                                                              --------       --------       --------
Income from continuing operations before income taxes......     94,461         77,358         78,194
Provision for income taxes.................................     33,693         26,909         27,930
                                                              --------       --------       --------
Income from continuing operations..........................     60,768         50,449         50,264
Discontinued operations, net of taxes:
  Income from discontinued operation.......................         --             --          5,092
  Costs associated with disposition of discontinued
     operation.............................................         --             --         (4,943)
                                                              --------       --------       --------
Income before extraordinary item...........................     60,768         50,449         50,413
Extraordinary loss on early extinguishment of debt, net of
  taxes....................................................         --         (8,710)            --
                                                              --------       --------       --------
Net income.................................................   $ 60,768       $ 41,739       $ 50,413
                                                              ========       ========       ========
Basic earnings (loss) per share:
  Income from continuing operations........................   $   1.88       $   1.55       $   1.53
  Discontinued operations:
     Income from discontinued operation....................         --             --            .15
     Costs associated with disposition of discontinued
       operation...........................................         --             --           (.15)
                                                              --------       --------       --------
  Income before extraordinary item.........................       1.88           1.55           1.53
  Extraordinary loss on early extinguishment of debt.......         --          (0.27)            --
                                                              --------       --------       --------
  Net income...............................................   $   1.88       $   1.28       $   1.53
                                                              ========       ========       ========
Diluted earnings (loss) per share:
  Income from continuing operations........................   $   1.85       $   1.50       $   1.49
  Discontinued operations:
     Income from discontinued operation....................         --             --            .15
     Costs associated with disposition of discontinued
       operation...........................................         --             --           (.15)
                                                              --------       --------       --------
  Income before extraordinary item.........................       1.85           1.50           1.49
  Extraordinary loss on early extinguishment of debt.......         --          (0.26)            --
                                                              --------       --------       --------
  Net income...............................................   $   1.85       $   1.24       $   1.49
                                                              ========       ========       ========
Average common shares outstanding:
  Basic shares.............................................     32,297         32,733         32,917
                                                              ========       ========       ========
  Diluted shares...........................................     32,925         33,741         33,879
                                                              ========       ========       ========

                            See accompanying notes.

                                  AMETEK, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  8,636     $  9,768
  Marketable securities.....................................     6,764        7,085
  Receivables, less allowance for possible losses...........   112,756      139,199
  Inventories...............................................   102,396       89,830
  Deferred income taxes.....................................    12,001       13,542
  Other current assets......................................    13,548        8,416
                                                              --------     --------
     Total current assets...................................   256,101      267,840
Property, plant and equipment, net..........................   219,571      214,411
Goodwill, net of accumulated amortization...................   248,304      149,219
Investments and other assets................................    44,174       68,355
                                                              --------     --------
     Total assets...........................................  $768,150     $699,825
                                                              ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current portion of long-term
     debt...................................................  $ 99,674     $ 78,334
  Accounts payable..........................................    73,377       68,345
  Income taxes payable......................................    17,979       14,780
  Accrued liabilities.......................................    71,706       72,459
                                                              --------     --------
     Total current liabilities..............................   262,736      233,918
Long-term debt..............................................   231,756      226,965
Deferred income taxes.......................................    27,781       28,141
Other long-term liabilities.................................    29,661       36,752

Stockholders' equity:
  Preferred stock, $.01 par value; authorized: 5,000,000
     shares; none issued....................................        --           --
  Common stock, $.01 par value; authorized: 100,000,000
     shares; issued: 1999 and 1998 -- 33,376,491............       334          334
  Capital in excess of par value............................     2,041        4,727
  Retained earnings.........................................   269,861      216,837
  Accumulated other comprehensive losses....................   (27,395)     (20,864)
  Less: Cost of shares held in treasury: 1999 -- 1,413,502
     shares; 1998 -- 1,285,351 shares.......................   (28,625)     (26,985)
                                                              --------     --------
     Total stockholders' equity.............................   216,216      174,049
                                                              --------     --------
     Total liabilities and stockholders' equity.............  $768,150     $699,825
                                                              ========     ========

                            See accompanying notes.

                                  AMETEK, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                      YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------------------
                                                1999                            1998                            1997
                                    -----------------------------   -----------------------------   -----------------------------
                                    COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE   STOCKHOLDERS'
                                       INCOME          EQUITY          INCOME          EQUITY          INCOME          EQUITY
                                    -------------   -------------   -------------   -------------   -------------   -------------
                                                                       (DOLLARS IN THOUSANDS)
CAPITAL STOCK
Preferred Stock, $.01 par value...                    $     --                        $     --                        $     --
                                                      --------                        --------                        --------
Common Stock, $.01 par value
  Balance at the beginning of the
    year..........................                         334                             332                             342
  Shares issued, net of common
    stock retirement..............                          --                               2                             (10)
                                                      --------                        --------                        --------
    Balance at the end of the
      year........................                         334                             334                             332
                                                      --------                        --------                        --------
CAPITAL IN EXCESS OF PAR VALUE
  Balance at the beginning of the
    year..........................                       4,727                           3,146                           1,190
  Employee stock option, savings
    and award plans...............                      (2,686)                          1,581                           4,788
  Common stock retirement.........                          --                              --                          (2,832)
                                                      --------                        --------                        --------
    Balance at the end of the
      year........................                       2,041                           4,727                           3,146
                                                      --------                        --------                        --------
RETAINED EARNINGS
  Balance at the beginning of the
    year..........................                     216,837                         182,935                         157,843
  Net income......................    $ 60,768          60,768         $41,739          41,739         $50,413          50,413
                                      --------                         -------                         -------
  Cash dividends paid.............                      (7,744)                         (7,837)                         (7,906)
  Common stock retirement.........                          --                              --                          (7,882)
  Disposition of Water Filtration
    Business......................                          --                              --                          (9,533)
                                                      --------                        --------                        --------
    Balance at the end of the
      year........................                     269,861                         216,837                         182,935
                                                      --------                        --------                        --------
ACCUMULATED OTHER COMPREHENSIVE
  LOSSES(1)
Foreign currency translation:
  Balance at the beginning of the
    year..........................                     (16,277)                        (20,246)                        (13,727)
  Translation adjustments.........     (10,015)        (10,015)          3,969           3,969          (6,519)         (6,519)
                                                      --------                        --------                        --------
    Balance at the end of the
      year........................                     (26,292)                        (16,277)                        (20,246)
                                                      --------                        --------                        --------
Minimum pension liability
  adjustment:
  Balance at the beginning of the
    year..........................                      (4,012)                         (1,909)                         (2,582)
  Adjustments during the year.....       3,732           3,732          (2,103)         (2,103)            673             673
                                                      --------                        --------                        --------
    Balance at the end of the
      year........................                        (280)                         (4,012)                         (1,909)
                                                      --------                        --------                        --------
Valuation adjustments for
  marketable securities and other:
  Balance at the beginning of the
    year..........................                        (575)                            268                             934
  Decrease in marketable
    securities(2).................        (248)           (248)         (1,018)         (1,018)           (690)           (690)
  Other...........................           0               0             175             175              24              24
                                      --------                         -------                         -------
    Net change in marketable
      securities and other........        (248)                           (843)                           (666)
                                      --------        --------         -------        --------         -------        --------
    Balance at the end of the
      year........................                        (823)                           (575)                            268
                                                      --------                        --------                        --------
  Total other comprehensive (loss)
    income for the year...........      (6,531)                          1,023                          (6,512)
                                      --------                         -------                         -------
  Total comprehensive income for
    the year......................    $ 54,237                         $42,762                         $43,901
                                      ========                         =======                         =======
  Accumulated other comprehensive
    loss at the end of the year...                     (27,395)                        (20,864)                        (21,887)
                                                      --------                        --------                        --------
TREASURY STOCK
  Balance at the beginning of the
    year..........................                     (26,985)                         (5,479)                        (14,502)
  Employee stock option, savings
    and award plans...............                       7,641                           6,493                           3,672
  Purchase of treasury stock......                      (9,281)                        (27,999)                         (5,375)
  Retirement of treasury stock....                          --                              --                          10,726
                                                      --------                        --------                        --------
    Balance at the end of the
      year........................                     (28,625)                        (26,985)                         (5,479)
                                                      --------                        --------                        --------
      Total Stockholders'
        Equity....................                    $216,216                        $174,049                        $159,047
                                                      ========                        ========                        ========

---------------

(1) Amounts presented are net of tax based on an average effective tax rate of 35%, except for foreign currency translation adjustments, which are presented on a pretax basis.

(2) Includes reclassification adjustment for gains included in net income for 1999, 1998, and 1997 of $0.1 million, $1.2 million, and $1.3 million, respectively.

                            See accompanying notes.

                                  AMETEK, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1999        1998        1997
                                                             ---------   ---------   --------
                                                                  (DOLLARS IN THOUSANDS)
CASH PROVIDED BY (USED FOR):
Operating activities:
  Income from continuing operations........................  $  60,768   $  50,449   $ 50,264
  Adjustments to reconcile income from continuing
     operations to net cash provided by operating
     activities:
     Depreciation and amortization.........................     39,624      38,369     32,866
     Deferred income taxes.................................      5,118      (1,692)    (2,116)
     Changes in assets and liabilities (net of
       acquisitions):
       (Increase) decrease in receivables..................     (7,008)     10,953    (16,567)
       (Increase) decrease in inventories and other current
          assets...........................................        (68)      3,085        421
       (Decrease) increase in payables, accruals, and
          income taxes.....................................     (6,861)    (20,657)     9,623
       Increase (decrease) in other long-term
          liabilities......................................      1,568      (3,340)       769
     Other.................................................     (6,572)      1,219     (3,920)
                                                             ---------   ---------   --------
     Cash provided by operating activities before sale of
       accounts receivable.................................     86,569      78,386     71,340
     Proceeds from sale of accounts receivable.............     44,000          --         --
                                                             ---------   ---------   --------
     Total operating activities............................    130,569      78,386     71,340
                                                             ---------   ---------   --------
Investing activities:
  Additions to property, plant and equipment...............    (30,331)    (49,841)   (41,156)
  Purchase of businesses...................................   (147,470)   (115,380)   (39,297)
  Proceeds from sale of assets.............................     29,515       4,770     10,948
  Increase in marketable securities and other..............        255      (3,038)    (1,127)
                                                             ---------   ---------   --------
     Total investing activities............................   (148,031)   (163,489)   (70,632)
                                                             ---------   ---------   --------
Financing activities:
  Net change in short-term borrowings......................     37,820      51,023      8,084
  Additional long-term borrowings..........................      5,201     225,000         --
  Reduction in long-term borrowings........................    (14,309)   (136,948)        --
  Debt prepayment premium and new debt issuance costs......         --     (16,829)        --
  Repurchases of common stock..............................     (9,281)    (27,999)    (5,375)
  Cash dividends paid......................................     (7,744)     (7,837)    (7,906)
  Proceeds from stock options..............................      4,541       4,793      7,091
  Other....................................................        102       2,984     (4,272)
                                                             ---------   ---------   --------
     Total financing activities............................     16,330      94,187     (2,378)
                                                             ---------   ---------   --------
(Decrease) increase in cash and cash equivalents...........     (1,132)      9,084     (1,670)
Cash and cash equivalents:
  Beginning of year........................................      9,768         684      2,354
                                                             ---------   ---------   --------
  End of year..............................................  $   8,636   $   9,768   $    684
                                                             =========   =========   ========

                            See accompanying notes.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

  Basis of Consolidation

     The accompanying consolidated financial statements reflect the operations, financial position and cash flows of AMETEK, Inc. (the "Company"), and include the accounts of the Company and subsidiaries, after elimination of all significant intercompany transactions in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

  Cash Equivalents, Securities, and Other Investments

     All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. At December 31, 1999 and 1998, all of the Company's equity securities and fixed income securities (primarily those of a captive insurance subsidiary) are considered available-for-sale. The aggregate market value of such securities at December 31, 1999 and 1998 was: 1999 -- $14.5 million ($16.1 million amortized cost) and 1998 -- $15.5 million ($16.7 million amortized cost). The Company's other investments are accounted for by the equity method.

  Inventories

     Inventories are stated at the lower of cost or market, cost being determined principally by the last-in, first-out (LIFO) method of inventory valuation, and market on the basis of the lower of replacement cost or estimated net proceeds from sales. The excess of the first-in, first-out (FIFO) method over the LIFO value at December 31, 1999 and 1998 was $33.2 and $33.5 million, respectively.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of tools, jigs, and dies, and maintenance and repairs is charged to operations as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over the estimated useful lives of the related assets.

  Revenue Recognition

     The Company's revenues are recorded as products are shipped and services are rendered. The policy with respect to sales returns and allowances generally provides that a customer may not return products, or be given allowances, except at the Company's option. The aggregate provisions for estimated warranty costs (not significant in amount) are recorded at the time of sale and periodically adjusted to reflect actual experience.

  Research and Development

     Company-funded research and development costs are charged to operations as incurred and during the past three years were: 1999 -- $21.6 million, 1998 -- $23.4 million, and 1997 -- $19.5 million.

  Earnings Per Share

     The calculation of basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share reflect the effect of all potentially dilutive securities (primarily

                                  AMETEK, INC.

outstanding common stock options). The following table presents the number of shares used in the calculation of basic earnings per share and diluted earnings per share:

                                                            1999      1998      1997
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Weighted average shares
  Basic..................................................  32,297    32,733    32,917
  Stock option and award plans...........................     628     1,008       962
                                                           ------    ------    ------
  Diluted................................................  32,925    33,741    33,879
                                                           ======    ======    ======

  Foreign Currency Translation

     Assets and liabilities of foreign operations are translated by using exchange rates in effect at the balance sheet date, and their results of operations are translated by using average exchange rates for the year. Certain transactions of the Company and its subsidiaries are made in currencies other than their functional currency. Gains and losses from those transactions (not significant in amount) are included in operating results for the year.

  Derivative Financial Instruments

     The Company makes limited use of derivative financial instruments to manage interest rate, foreign exchange, and forward contract exposure. The Company does not hold or trade in derivatives for speculative purposes. Interest rate swap and cap agreements are sometimes used to manage the interest rate characteristics of certain outstanding revolving credit loans to a more desirable fixed or variable rate basis, or to limit the Company's exposure to rising interest rates. These swaps and caps are matched with the underlying fixed or variable rate debt, and any periodic cash payments are accrued on a settlement basis and accounted for as adjustments to interest costs. No gains or losses are recorded. There were no interest rate swap or cap agreements in place during 1999. Foreign currency option contracts, foreign currency exchange contracts, and foreign currency swap agreements may be entered into to mitigate the translation exposure from investments in certain foreign subsidiaries. Realized and unrealized gains and losses from these instruments are recognized when the underlying hedged instrument is settled. Foreign currency forward contracts are entered into from time-to-time to hedge specific firm commitments for certain export sales, thereby minimizing the Company's exposure to foreign currency fluctuation. These contracts are entered into for periods generally not to exceed one year. Unrealized gains and losses from these contracts are deferred and are recognized in operations as the related sales and purchases occur. Realized and unrealized changes in fair value of derivatives designated with items that no longer exist, or are no longer probable of occurring are recorded as a component of the gain or loss arising from the disposition of the designated item. There are no carrying amounts related to the above derivative financial instruments in the consolidated balance sheet and the Company had no significant derivatives outstanding at December 31, 1999 and December 31, 1998.

  Intangible Assets

     The excess of cost over net assets acquired (goodwill) is being amortized on a straight-line basis over periods of 20 to 30 years. Patents are being amortized on a straight-line basis over their estimated useful lives of 9 to 17 years. Other acquired intangibles are being amortized on a straight-line basis over their estimated useful lives of 5 to 30 years. The Company reviews the carrying value of intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

                                  AMETEK, INC.

  Reclassifications

     Certain amounts appearing in the prior year's financial statements and supporting footnote disclosures have been reclassified to conform to the current year's presentation.

2. NONRECURRING CHARGE

     Included in the 1998 results of operations is a pretax nonrecurring charge of $8.0 million ($4.8 million after-tax, or $.14 per diluted share) incurred in the fourth quarter of 1998 for costs associated with initiatives the Company undertook to lower its cost structure. The initiatives included: the closure and consolidation of certain of the Company's Electromechanical Group's (EMG) motor plants in Europe ($2.7 million), the transition of some of EMG's U.S. motor production to a lower cost facility in Reynosa, Mexico ($1.5 million), selected workforce reductions, and other initiatives to maximize operating efficiencies, mostly within the Electronic Instruments Group (EIG) ($3.8 million). At December 31, 1999, substantially all of the activities associated with this nonrecurring charge have been completed, with no significant difference in the estimated cost of the initiatives.

3. ACQUISITIONS AND DIVESTITURES

  Acquisitions

     In 1999, the Company made four acquisitions which operate as part of the Electronic Instruments Group (EIG). Each company is listed below followed by a brief description of its manufacturing activities:

     1) On January 4, 1999, the Company acquired National Controls Corporation
(NCC), a leading U.S. manufacturer of electronic instruments and controls for food service equipment;

     2) On April 30, 1999, the Company acquired the assets of Gulton-Statham Transducers (GST), a leading manufacturer of high-accuracy electronic pressure transmitters and transducers for the aerospace and industrial markets, from Mark IV Industries, Inc.;

     3) On July 30, 1999, the Company acquired Patriot Sensors and Controls Corporation (Patriot), a leading manufacturer of position sensors, tank gauges and aviation transducers, from a group of stockholders led by First Atlantic Capital, Ltd. These products are used in a wide range of industrial and aerospace applications;

     4) On December 2, 1999, the Company acquired Drexelbrook Engineering Company (Drexelbrook). Drexelbrook designs and manufactures point level and continuous level measurement and control devices and flow measurement instrumentation. These instruments are used in a variety of end markets, including chemical, petrochemical, pharmaceutical, food and beverage, pulp and paper, water and wastewater.

     The aggregate purchase price paid for the 1999 acquisitions was $147.5 million.

     In January 1998, the Company acquired Rotron, Inc., a manufacturer of electric motors, fans and motor-blowers, from EG&G Holdings, Inc. In April 1998, the Company acquired the Western Research business unit of BOVAR, Inc. Western Research is a manufacturer of gas analysis instrumentation for industrial process control and air emissions monitoring. In July 1998, the Company acquired the assets of Darmet Corporation, a manufacturer of specialty wire alloys for electrical and electronics-related applications. The aggregate purchase price of the 1998 acquisitions was $115.4 million in cash, subject to adjustment.

     In May 1997, the Company purchased for cash the assets of a small German manufacturer of electric motors and fans. In early June 1997, the Company purchased the test and calibration products business of Technitrol, Inc., consisting of two Technitrol subsidiaries, John Chatillon and Sons, Inc., and Lloyd Instruments, Ltd. In July 1997, the Company purchased a privately held Danish manufacturer of temperature sensors and transmitters, and other process instruments; as well as a product line to expand its specialty metal

                                  AMETEK, INC.

products business. The aggregate cost of the 1997 acquisitions totaled approximately $46 million, which includes the assumption of debt.

     As of the closing dates, the Company also recorded liabilities for certain estimated future pension obligations, and for other personnel-related costs associated with the relocation and consolidation of some of the acquired businesses.

     All of the above acquisitions were accounted for by the purchase method, and, accordingly the results of their operations are included in the Company's consolidated results from their respective dates of acquisition. The estimated goodwill acquired with these businesses is being amortized on a straight-line basis over thirty years.

     Had the 1999 acquisitions been made at the beginning of 1998, net sales for 1999 and 1998 would have been $982.9 million and $1,040.0 million, respectively. Net income and diluted earnings per share for 1999 and 1998 would not have been materially different than the amounts reported. The 1998 and 1997 acquisitions would not have had a material effect on sales or earnings had they been made at the beginning of 1998 or 1997.

  Divestitures

     On August 1, 1997, the Company completed the disposition of its water filtration business, through a merger with Culligan Water Technologies, Inc. Summary operating results of the discontinued water filtration business for 1997 were: Sales of $44.8 million, pretax income of $8.0 million, and net income of $5.1 million.

     On July 1, 1997, the Company sold its domestic heating, ventilating, and air conditioning (HVAC) motor business.

                                  AMETEK, INC.

4. OTHER BALANCE SHEET INFORMATION

                                                                1999        1998
                                                              --------    ---------
                                                                 (IN THOUSANDS)
INVENTORIES
  Finished goods and parts..................................  $ 18,749    $  22,118
  Work in process...........................................    26,904       20,554
  Raw materials and purchased parts.........................    56,743       47,158
                                                              --------    ---------
                                                              $102,396    $  89,830
                                                              ========    =========
PROPERTY, PLANT AND EQUIPMENT, at cost
  Land......................................................  $  7,753    $   9,466
  Buildings.................................................   103,405      104,506
  Machinery and equipment...................................   405,622      383,918
                                                              --------    ---------
                                                               516,780      497,890
  Less accumulated depreciation.............................  (297,209)    (283,479)
                                                              --------    ---------
                                                              $219,571    $ 214,411
                                                              ========    =========
GOODWILL, at cost...........................................  $266,377    $ 160,941
Less accumulated amortization...............................   (18,073)     (11,722)
                                                              --------    ---------
                                                              $248,304    $ 149,219
                                                              ========    =========
INVESTMENTS & OTHER ASSETS:
Other intangibles, at cost:
  Patents...................................................  $ 21,448    $  21,448
  Other acquired intangibles................................    47,513       47,070
  Less accumulated amortization.............................   (63,541)     (61,505)
                                                              --------    ---------
                                                                 5,420        7,013
  Investments...............................................    16,035       37,418
  Other.....................................................    22,719       23,924
                                                              --------    ---------
                                                              $ 44,174    $  68,355
                                                              ========    =========
ACCRUED LIABILITIES
  Accrued employee compensation and benefits................  $ 26,412    $  26,160
  Other.....................................................    45,294       46,299
                                                              --------    ---------
                                                              $ 71,706    $  72,459
                                                              ========    =========

                                  AMETEK, INC.

                                                               1999       1998      1997
                                                              -------    ------    -------
                                                                     (IN THOUSANDS)
ALLOWANCES FOR POSSIBLE LOSSES ON ACCOUNTS AND NOTES
  RECEIVABLE
  Balance at beginning of year..............................  $ 4,580    $3,932    $ 5,375
  Additions charged to expense..............................       43       429      1,039
  Recoveries credited to allowance..........................      100        51         49
  Write-offs................................................   (1,119)      (85)    (2,628)
  Allowance acquired with new businesses....................      502       210        144
  Currency translation adjustment and other.................     (112)       43        (47)
                                                              -------    ------    -------
  Balance at end of year....................................  $ 3,994    $4,580    $ 3,932
                                                              =======    ======    =======

NOTE 5. LONG-TERM DEBT

     At December 31, 1999 and 1998, long-term debt consisted of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
9 3/4% Senior Notes due 2004................................  $     --    $ 13,802
7.20% Senior Notes due 2008.................................   225,000     225,000
Other, principally foreign..................................     6,872       2,178
                                                              --------    --------
                                                               231,872     240,980
Less: current portion.......................................      (116)    (14,015)
                                                              --------    --------
     Total long-term debt...................................  $231,756    $226,965
                                                              ========    ========

     Annual future payments required by the terms of the long-term debt for the next five years are not significant. On July 17, 1998, the Company completed the refinancing of its $150 million principal amount of 9 3/4% Senior Notes due March 15, 2004 (the "Old Notes") through a tender offer. The Company issued, through a private placement, $225 million principal amount of 7.2% Senior Notes (the "New Notes") due July 15, 2008. The New Notes were priced at a discount to yield 7.241% to maturity. The net cash proceeds from issuance of the New Notes were used to: purchase $136.2 million principal amount of the Old Notes tendered by noteholders, repay outstanding bank borrowings, and pay fees and expenses related to the offering of the New Notes and the tender offer. Under the call provision of the Old Notes, the Company repaid the remaining $13.8 million outstanding on March 15, 1999. On September 30, 1998, the Company completed a public exchange offer for all the New Notes, whereby the previously unregistered New Notes were exchanged for registered notes with essentially the same terms and conditions, that were applicable to the unregistered notes.

     In connection with the early retirement of $136.2 million of the Old Notes noted above, an extraordinary after-tax charge of $8.7 million, or $.26 per diluted share, was recorded in July of 1998, net of tax benefits totaling $5.1 million.

     At December 31, 1999, the Company has a $195 million revolving Bank Credit Agreement that matures in 2002. Interest rates on outstanding loans under the Bank Credit Agreement are based on the London Interbank Offered Rate (LIBOR), plus a negotiated spread over LIBOR, or at the U.S. prime rate. At December 31, 1999, the Company had $87.2 million in revolving credit loans outstanding at a blended rate of 7.0%, all of which is included in short-term borrowings at year-end.

                                  AMETEK, INC.

     The Bank Credit Agreement was amended in 1999, to change restrictions on allowable foreign debt, and the measurement of the pro forma effect of potential acquisitions in certain debt covenant compliance calculations. The Bank Credit Agreement places certain restrictions on cash payments, including the payment of dividends. At December 31, 1999, retained earnings of approximately $15.5 million were not subject to the dividend limitation.

     Foreign subsidiaries of the Company had lines of credit with local foreign banks of approximately $19.4 million, of which $12.4 million was outstanding at December 31, 1999, and is included in short-term borrowings. In addition, foreign subsidiaries of the Company had long-term debt outstanding totaling $6.9 million at December 31, 1999. The Company also had outstanding letters of credit totaling $13.6 million at December 31, 1999. The weighted average interest rate on all short-term borrowings outstanding at December 31, 1999 was 7.0%.

     On October 1, 1999, the Company entered into an accounts receivable sale agreement through a wholly-owned, special purpose subsidiary, and a receivables sale agreement with a bank whereby it can sell to a third party up to $50 million of its trade accounts receivable. Net proceeds of approximately $44 million were received from the sale of accounts receivable in 1999 under the receivables sales agreement. Proceeds from the sale of accounts receivable were used to reduce short-term borrowings outstanding under the Company's revolving bank credit agreement. Sales of accounts receivable to the ultimate third party purchaser are reflected as a reduction of accounts receivable in the Company's consolidated balance sheets, and as operating activities in the consolidated statements of cash flows.

6. STOCKHOLDERS' EQUITY

     In 1999, the Company repurchased 0.5 million shares of its common stock, under its current share repurchase authorization at a total cost of $9.3 million. This compares with repurchases of 1.3 million shares at a total cost of $28.0 million in 1998. At December 31, 1999, approximately $29.0 million of the current $50.0 million authorization was unexpended.

     At December 31, 1999, the Company held approximately 1.4 million shares in its treasury at a cost of $28.6 million compared with 1.3 million shares at a cost of $27.0 million at the end of 1998. The number of shares outstanding at December 31, 1999 were 31.9 million shares, compared with 32.1 million shares at December 31, 1998.

     In 1997, the Company incurred a net charge to stockholders' equity of approximately $8.0 million in connection with the spin-off of its water filtration business, including the foreign currency effect of those foreign operations.

     The Company has a Shareholder Rights Plan, under which the Company's Board of Directors declared a dividend of one Right for each share of Company common stock owned. The Plan provides, under certain conditions involving acquisition of the Company's common stock, that holders of Rights, except for the acquiring entity, would be entitled (i) to purchase shares of preferred stock at a specified exercise price, or (ii) to purchase shares of common stock of the Company, or acquiring company, having a value of twice the Rights exercise price. The Rights under the Plan expire in 2007.

7. STOCK OPTION AND AWARD PLANS

     In 1999, the Company adopted the 1999 Stock Incentive Plan ("the 1999 Plan"). The 1999 plan provided for the grant of up to 2.0 million shares of common stock to eligible employees and nonemployee directors of the Company in the form of options, phantom stock awards, restricted stock awards and stock rights. The Company's 1997 Stock Incentive Plan permitted the grant of up to 3.8 million shares of common stock. Stock options may be granted as non-qualified stock options or as incentive stock options under the Internal Revenue Code of 1986.

                                  AMETEK, INC.

     Restricted stock awards of the Company's common stock are made to eligible employees and nonemployee directors at such cost to the recipient as the stock incentive committee of the Board of Directors may determine. Such shares are issued subject to certain conditions with respect to transfer and other restrictions as prescribed by the plan. Upon issuance of restricted stock, unearned compensation, equivalent to the excess of the market price of the shares awarded over the price paid by the recipient at the date of grant, is charged to stockholders' equity and is amortized to expense over the periods until the restrictions lapses. The Company did not grant any restricted stock in 1999.

     In 1999, the Company reserved an additional 17,500 shares, net of share adjustments for terminations, under a Supplemental Executive Retirement Plan ("SERP"), bringing the total number of shares reserved to 79,500 shares. Charges to expense under the SERP are considered pension expense (see Note 10), with the offsetting credit reflected in stockholders' equity.

     At December 31, 1999, 4,842,758 (3,220,018 in 1998) shares of common stock were reserved for grant under the 1999 and 1997 plans. The options are exercisable at prices not less than market prices on dates of grant, and in installments over four-to-ten-year-periods from dates of grant. The Company had no stock appreciation rights outstanding at December 31, 1999 or 1998. Stock appreciation rights, when issued, are exercisable for cash and/or shares of the Company's common stock when the related option is exercised. A charge to income, not significant in amount, is made for these rights and certain related options.

     Upon completion of the 1997 spin-off of the Company's former water filtration business, all options outstanding at that time were amended by adjusting the exercise price and the number of shares to maintain each option's inherent economic value, the per-share ratio between the market price of the Company's common stock and the exercise price of the option, and the vesting and term provisions of the option that existed prior to the spin-off.

     A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                                  1999                          1998                          1997
                                       ---------------------------   ---------------------------   ---------------------------
                                                        PRICE                         PRICE                         PRICE
                                        SHARES          RANGE         SHARES          RANGE         SHARES          RANGE
                                       ---------   ---------------   ---------   ---------------   ---------   ---------------
Outstanding at beginning of year.....  2,687,031   $10.92 - $30.34   2,601,564   $ 9.73 - $23.78   2,767,302   $11.69 - $19.56
Granted..............................    717,400   $18.78 - $24.84     593,600   $25.69 - $30.34      46,500   $18.10 - $23.78
Options issued in conversion for
  Spin-off and Merger*...............         --                --          --                --     464,812   $ 9.73 - $18.10
Exercised............................   (377,260)  $11.60 - $22.00    (417,653)  $ 9.73 - $18.10    (552,737)  $ 9.73 - $17.69
Canceled.............................   (119,180)  $14.15 - $30.34     (90,480)  $11.60 - $28.63    (124,313)  $11.60 - $19.19
                                       ---------   ---------------   ---------   ---------------   ---------   ---------------
Outstanding at end of year...........  2,907,991** $10.92 - $30.34   2,687,031   $10.92 - $30.34   2,601,564   $ 9.73 - $23.78
                                       =========   ===============   =========   ===============   =========   ===============
Exercisable at end of year...........  1,628,799** $10.92 - $30.34   1,570,966   $10.92 - $23.78   1,421,506   $ 9.73 - $15.97
                                       =========   ===============   =========   ===============   =========   ===============

---------------
 * Shares added and prices adjusted to reflect conversion of the Company's stock price for completion of the Spin-off and Merger of its former Water Filtration Business on August 1, 1997.

** Expiring from 2000 through 2007. Of the 2,907,991 options issued and outstanding at December 31, 1999, 1,659,641 options had exercise prices from $10.92 to $18.10 per share, of which approximately 90% of those options were exercisable at year end 1999. The remaining 1,248,350 options outstanding had exercise prices between $18.78 and $30.34 per share.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option plans. Had compensation expense for such plans been determined in accordance with Financial Accounting Standards Board Statement No. 123, "Accounting for

                                  AMETEK, INC.

Stock-Based Compensation" pro forma net income and related per share amounts for the years ended December 31, 1999, 1998, and 1997 would have been as follows:

                                                           1999          1998          1997
                                                        ----------    ----------    ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income:
  As reported.........................................   $60,768       $41,739       $50,413
  Pro forma...........................................    58,838        40,120        49,217
Net income per share:
  Basic:
     As reported......................................   $  1.88       $  1.28       $  1.53
     Pro forma........................................      1.82          1.23          1.50
  Diluted:
     As reported......................................      1.85          1.24          1.49
     Pro forma........................................      1.82          1.23          1.48

     The weighted average fair value of each option grant on the grant date was $6.65 for 1999, $8.41 for 1998, and $5.68 for 1997. The fair value of each option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for options granted in each of the last three years.

                                                              1999    1998    1997
                                                              ----    ----    ----
Expected life (years).......................................   5.0     5.0     5.0
Expected volatility.........................................  28.0%   24.5%   23.6%
Dividend yield..............................................   1.2%    0.8%    1.1%
Risk-free interest rate.....................................  5.58%   4.79%   5.71%

8. LEASES

     Minimum aggregate rental commitments under noncancelable leases in effect at December 31, 1999 (principally for production and administrative facilities and equipment) amounted to $17.1 million consisting of annual payments of $5.1 million in 2000, $2.9 million in 2001, $2.3 million in 2002, and decreasing amounts thereafter. Rental expense was $6.9 million in 1999, $6.7 million in 1998 and $5.8 million in 1997.

                                  AMETEK, INC.

9. INCOME TAXES

     The components of income from continuing operations before income taxes and the details of the provision for income taxes are as follows:

                                                         1999       1998       1997
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Income from continuing operations before income taxes:
  Domestic............................................  $85,797    $69,072    $65,398
  Foreign.............................................    8,664      8,286     12,796
                                                        -------    -------    -------
     Total............................................  $94,461    $77,358    $78,194
                                                        =======    =======    =======
Provision for income taxes:
  Current:
     Federal..........................................  $26,421    $23,965    $18,753
     Foreign..........................................    5,899      2,335      7,488
     State............................................     (136)     3,849      3,763
                                                        -------    -------    -------
       Total current..................................   32,184     30,149     30,004
                                                        -------    -------    -------
Deferred:
  Federal.............................................    2,477     (2,148)      (410)
  Foreign.............................................   (1,541)      (807)    (1,172)
  State...............................................      573       (285)      (492)
                                                        -------    -------    -------
       Total deferred.................................    1,509     (3,240)    (2,074)
                                                        -------    -------    -------
       Total provision................................  $33,693    $26,909    $27,930
                                                        =======    =======    =======

     Significant components of the Company's deferred tax (asset) liability as of December 31 are as follows:

                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Current deferred tax asset:
  Reserves not currently deductible.........................  $ (7,587)   $(10,074)
  Other.....................................................    (4,414)     (3,468)
                                                              --------    --------
     Net current deferred tax asset.........................   (12,001)    (13,542)
                                                              --------    --------
Noncurrent deferred tax (asset) liability:
  Differences in basis of property and accelerated
     depreciation...........................................    15,774      15,460
  Purchased tax benefits....................................     7,102       8,346
  Reserves not currently deductible.........................    (8,518)     (9,616)
  Other.....................................................    13,423      13,951
                                                              --------    --------
     Noncurrent deferred tax liability......................    27,781      28,141
                                                              --------    --------
     Net deferred tax liability.............................  $ 15,780    $ 14,599
                                                              ========    ========

                                  AMETEK, INC.

     The effective rate of the provision for income taxes reconciles to the statutory rate as follows:

                                                              1999    1998    1997
                                                              ----    ----    ----
Statutory rate..............................................  35.0%   35.0%   35.0%
State income taxes, net of federal income tax benefit(a)....    .3     3.0     2.7
Foreign Sales Corporation...................................  (3.0)   (3.7)   (3.2)
Differences between U.S. and foreign tax rates..............   1.8     1.6     2.7
Goodwill amortization.......................................   1.9     1.4      .1
Other(b)....................................................   (.3)   (2.5)   (1.6)
                                                              ----    ----    ----
                                                              35.7%   34.8%   35.7%
                                                              ====    ====    ====

---------------
(a) Year 1999 includes favorable state income tax adjustments relating to prior years.

(b) Year 1998 includes favorable foreign tax adjustments relating to prior years.

     At December 31, 1999 a subsidiary, acquired in 1999, had available net operating loss carryforwards of approximately $8.2 million to offset future taxable income. At the date of acquisition, the future tax benefits from the loss carryforwards were used to reduce the acquired goodwill of the subsidiary. The carryforwards will expire in 2005 through 2019.

     Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $48.0 million at December 31, 1999. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. deferred taxes has been made. Upon distribution of those earnings to the United States, the Company would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred income tax liability is not practicable.

10. RETIREMENT AND PENSION PLANS

     The Company maintains noncontributory defined benefit pension plans. Benefits for eligible U.S. salaried and hourly employees are funded through trusts established in conjunction with the plans. The Company's funding policy with respect to its defined benefit plans is to contribute amounts that provide for benefits in accordance with the funding requirements of federal law and regulations. Assets of these plans are invested in a variety of equity and debt instruments and in pooled temporary funds, as well as the Company's common stock, the investment of which is not material to total plan assets.

     The Company's retirement and savings plan has a defined contribution retirement feature to principally cover its U.S. salaried employees who join the Company after December 31, 1996. Under this retirement feature, the Company makes contributions for eligible employees based on a pre-established percentage of the covered employee's salary. Employees of certain of the Company's foreign operations participate in various local plans that in the aggregate are not significant.

     Effective May 1, 1999, the Company adopted a savings plan for its acquired businesses for the benefit of eligible employees. Company contributions are made for each participant up to a specified percentage, not to exceed 6%, of the participant's base compensation.

     The Company has nonqualified unfunded retirement plans for its Directors and certain retired employees. It also provides supplemental retirement benefits, through contractual arrangements and/or a Supplemental Executive Retirement Plan ("SERP") covering certain current and former employees of the Company. These supplemental benefits are designed to compensate the employee for retirement benefits the executive would have been provided under the Company's primary retirement plan, except for statutory limitations on compensation that may be taken into account under those plans. The projected benefit obligations of the

                                  AMETEK, INC.

SERP and the contracts will primarily be funded by grant of shares of the Company's common stock upon retirement or termination of the employee. The Company is providing for these obligations by charges to earnings over the applicable periods.

     The following table provides a reconciliation of the changes in benefit obligations and fair value of plan assets for the defined benefit plans for 1999 and 1998:

                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Change in benefit obligation
Net benefit obligation at beginning of period...............  $263,008    $252,226
Service cost................................................     5,810       6,498
Interest cost...............................................    18,279      17,732
Plan amendments.............................................       650         324
Actuarial (gain) loss.......................................   (18,273)      1,669
Benefit paid................................................   (15,802)    (15,441)
                                                              --------    --------
  Net benefit obligation at end of period...................  $253,672    $263,008
                                                              ========    ========

                                                                1999        1998
                                                              --------    --------
Change in plan assets
Fair value of plan assets at beginning of period............  $265,681    $268,447
Actual return on plan assets................................    40,587       5,041
Employer contributions......................................       692       7,634
Benefits paid...............................................   (15,802)    (15,441)
                                                              --------    --------
  Fair value of plan assets at end of period................  $291,158    $265,681
                                                              ========    ========

     The following table provides aggregate information for pension plans with accumulated benefits in excess of plan assets:

                                                               1999      1998
                                                              ------    -------
Projected benefit obligation................................  $7,961    $39,155
Accumulated benefit obligation..............................   7,961     38,145
Fair value of plan assets...................................   3,633     31,692

                                  AMETEK, INC.

     The following table provides the amounts recognized in the consolidated balance sheets at December 31, 1999 and 1998:

                                                                1999       1998
                                                              --------    -------
Funded status Asset (liability)
Funded status at December 31................................  $ 37,486    $ 2,672
Unrecognized net actuarial (gain) loss......................   (24,659)    10,550
Unrecognized prior service cost.............................     3,082      3,319
Unrecognized net transition obligation (asset)..............    (1,490)    (2,053)
                                                              --------    -------
  Net amount recognized at December 31......................  $ 14,419    $14,488
                                                              ========    =======
Balance sheet asset (liability)
Prepaid benefit cost........................................  $ 20,682    $19,723
Accrued benefit liability...................................    (6,263)    (5,235)
Additional minimum liability................................      (919)    (8,407)
Intangible asset............................................       489      2,234
Accumulated other comprehensive income (before deferred tax
  benefit)..................................................       430      6,173
                                                              --------    -------
  Net amount recognized at December 31......................  $ 14,419    $14,488
                                                              ========    =======

     The following table provides the components of net periodic benefit cost charged to income for the three years ended December 31, 1999:

                                                               1999        1998        1997
                                                             --------    --------    --------
Defined benefit plans:
  Service cost for benefits earned during the period.......  $  5,810    $  6,498    $  5,945
  Interest cost on projected benefit obligation............    18,278      17,732      17,069
  Expected return on plan assets...........................   (23,875)    (24,288)    (20,239)
  Net amortization.........................................       323         233         335
                                                             --------    --------    --------
     Net pension cost......................................       536         175       3,110
Other plans:
  Defined contribution plans...............................     2,439       1,747         250
  Supplemental retirement plans............................       312         301       1,136
  Foreign plans and other..................................       728       1,234         510
                                                             --------    --------    --------
     Total other plans.....................................     3,479       3,282       1,896
                                                             --------    --------    --------
       Total net pension expense...........................  $  4,015    $  3,457    $  5,006
                                                             ========    ========    ========

     Assumptions used in accounting for the defined benefit plans as of December 31 of each year were:

                                                              1999    1998    1997
                                                              ----    ----    ----
Discount rate used in determining present values............  7.75%   7.00%   7.25%
Annual rate of increase in future compensation levels.......  4.75%   4.25%   4.50%
Expected long-term rate of return on plan assets............  9.25%   9.25%   9.25%

     Effective October 1, 1999, the Company adopted a deferred compensation plan which allows employees whose compensation exceeds the statutory IRS limit for retirement benefits to defer a portion of earned bonus compensation. The plan permits deferred amounts to be invested in either, or a combination of, (a) an interest bearing fund, benefits from which are payable out of the general assets of the Company, or (b) a fund which invests in shares of the Company's common stock on behalf of the employee. Initial employee deferrals began

                                  AMETEK, INC.

in 2000. Administrative expenses for the plan will be absorbed by the Company and are not expected to be significant.

     The Company provides limited postretirement benefits other than pensions for certain retirees and a small number of employees. Benefits under these arrangements are not significant. The Company also provides limited postemployment benefits for former or inactive employees after employment but before retirement. Those benefits, which are not significant in amount, have always been accounted for on the accrual basis, thereby meeting the current accounting requirement for postemployment benefits.

11. FINANCIAL INSTRUMENTS

     AMETEK makes limited use of derivative financial instruments, and does not use them for trading purposes. Such instruments are generally used to manage well-defined interest rate risks and to hedge firm commitments related to certain export sales denominated in a foreign currency.

     Interest rate swap and cap agreements are used to reduce the potential impact of increases in interest rates on AMETEK's borrowings. Accordingly, AMETEK may enter into these agreements to effectively convert floating-rate loans to fixed-rate loans and to cap certain interest rates that are indexed to LIBOR rates to reduce the risk from rising interest rates. In 1999, the Company did not enter into any such agreements. In 1998, AMETEK was a party to one such interest rate swap transaction related to its long-term debt refinancing in July 1998. Upon early termination of that transaction, the Company paid $3.0 million to the counterparty, which has been deferred and is being amortized to interest expense over the maturity of the underlying debt.

     Cross currency and interest rate agreements are in effect to hedge a portion of the Company's net investment in certain foreign subsidiaries. At December 31, 1999 and 1998, the Company was party to one such agreement, whereby the Company agreed to swap British pounds for an equivalent amount of U.S. dollars totaling $3.8 million. The agreement provides for the Company to make a fixed interest rate payment while receiving interest at floating rates. The currency swap agreement was renewed on its August 1999 termination date and now terminates in August 2001. The fair value of this agreement at December 31, 1999 and 1998 was not significant.

     Forward currency contracts are entered into to hedge certain firm export sales commitments denominated in foreign currencies, primarily German marks. The purpose of such hedging activities is to protect the Company from the risk that the eventual net cash dollar inflows and outflows resulting from the sale of products to foreign customers will be adversely affected by changes in exchange rates. At December 31, 1999 and 1998, the Company was not party to any forward currency contracts. The terms of the currency contracts are dependent on the firm commitment and generally do not exceed one year. Deferred gains and losses on such contracts, which are not significant, are recognized in operations as the related sales and purchases occurred.

     The estimated fair values of the Company's other financial instruments are compared below to the recorded amounts at December 31, 1999 and 1998. Cash, cash equivalents, and marketable securities are recorded at fair value at December 31, 1999 and 1998 in the accompanying balance sheet.

                                                             ASSET (LIABILITY)
                                              ------------------------------------------------
                                                DECEMBER 31, 1999         DECEMBER 31, 1998
                                              ----------------------    ----------------------
                                              RECORDED       FAIR       RECORDED       FAIR
                                               AMOUNT        VALUE       AMOUNT        VALUE
                                              ---------    ---------    ---------    ---------
                                                               (IN THOUSANDS)
Fixed income and equity investments.........  $  16,035    $  16,035    $  37,418    $  37,418
Short-term borrowings.......................  $ (99,558)   $ (99,558)   $ (64,319)   $ (64,319)
Long-term debt (including current
  portion)..................................  $(231,872)   $(206,391)   $(240,980)   $(242,000)

                                  AMETEK, INC.

     The fair values of fixed income investments are based on quoted market prices. The fair value of equity investments are based on amounts reported by the investee. The fair value of short-term borrowings is based on the carrying value at year end. The fair value of the Company's long-term debt, which consists primarily of publicly traded notes, is based on the quoted market price for such notes and borrowing rates currently available to the Company for loans with similar terms and maturities. The fair value of forward currency contracts, which are not reflected in the financial statements, is based on quoted market prices for comparable contracts, and is not significant.

12. ADDITIONAL INCOME STATEMENT AND CASH FLOW INFORMATION

     Included in other income is interest and other investment income of $2.6 million, $4.6 million, and $6.1 million for 1999, 1998, and 1997 respectively. Income taxes paid in 1999, 1998, and 1997 were $29.0 million, $25.6 million, and $24.2 million respectively. Cash paid for interest in 1999 was $24.3 million. Cash paid for interest in 1998 was $26.3 million, and included $6.6 million for unamortized debt issuance costs related to the Company's 7.20% Senior Notes due 2008. These unamortized costs are included as other assets at December 31, 1999 and 1998, are being amortized to interest expense over the life of the 7.20% Senior Notes. Cash paid for interest in 1997 approximated interest expense.

13. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

  Descriptive Information About Reportable Segments

     The Company has two reportable segments, the Electronic Instruments Group and the Electromechanical Group. The Company organizes its businesses primarily on the basis of product type, production processes, distribution methods, and management organizations.

     The Electronic Instruments Group (EIG) produces instrumentation for various electronic applications that service certain types of transportation industries, including aircraft cockpit instruments and displays, airborne electronics systems that monitor and record flight and engine data, and pressure-temperature-flow and liquid-level sensors for commercial airlines and aircraft and jet engine manufacturers. The Group also produces instruments and complete instrument panels for heavy truck manufacturers and heavy construction and agricultural vehicles, as well as instruments for foodservice equipment, and measurement and monitoring instrumentation for various process industries. To a lesser degree, the Group also manufacturers high-temperature-resistant and corrosion-resistant materials, as well as thermoplastic compounds for automotive, appliance, and telecommunications applications.

     The Electromechanical Group (EMG) produces air-moving electric motors and motor-blower systems for manufacturers of floor-care appliances and outdoor power equipment, fractional horsepower and brushless air-moving motors for aerospace, mass transit, medical equipment, computer and business machine applications. The Group also produces high-purity metal powders and alloys in powder, strip, and wire form for electronic components, aircraft and automotive products. Sales of fractional horsepower electric motors and blowers represented 43.8% in 1999, 47.8% in 1998, and 45.9% in 1997 of the Company's consolidated net sales.

  Measurement of Segment Results

     Segment operating income represents sales, less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include allocations of interest expense. Net sales by segment are reported after elimination of intra- and inter-segment sales, which are insignificant in amount. Such sales are generally based on prevailing market prices. Reported segment assets include allocations directly related to the segment's operations. Corporate assets consist primarily of investments, insurance deposits, and deferred taxes.

                                  AMETEK, INC.

REPORTABLE SEGMENT FINANCIAL INFORMATION

                                                       1999        1998        1997
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Net sales:
  Electronic Instruments...........................  $451,072    $414,202    $390,591
  Electromechanical................................   473,725     513,272     457,170
                                                     --------    --------    --------
     Total Consolidated............................  $924,797    $927,474    $847,761
                                                     ========    ========    ========
Operating income and income before income taxes:(1)
  Operating income:
     Electronic Instruments........................  $ 69,965    $ 55,703    $ 50,769
     Electromechanical.............................    67,575      62,511      61,832
                                                     --------    --------    --------
       Total segments operating income.............   137,540     118,214     112,601
     Corporate administrative and other expenses...   (18,743)    (21,778)    (20,646)
                                                     --------    --------    --------
  Consolidated operating income....................   118,797      96,436      91,955
  Interest and other expenses, net.................   (24,336)    (19,078)    (13,761)
                                                     --------    --------    --------
  Consolidated income from continuing operations
     before income taxes...........................  $ 94,461    $ 77,358    $ 78,194
                                                     ========    ========    ========
Assets:
  Electronic Instruments...........................  $386,309    $244,509    $238,275
  Electromechanical................................   332,493     375,985     245,631
                                                     --------    --------    --------
       Total segments..............................   718,802     620,494     483,906
  Corporate........................................    49,348      79,331      71,297
                                                     --------    --------    --------
       Total Consolidated..........................  $768,150    $699,825    $555,203
                                                     ========    ========    ========
Additions to property, plant and equipment:(2)
  Electronic Instruments...........................  $ 29,323    $ 11,580    $ 18,265
  Electromechanical................................    17,531      40,198      29,485
                                                     --------    --------    --------
       Total segments..............................    46,854      51,778      47,750
  Corporate........................................     2,398       3,634       2,149
                                                     --------    --------    --------
       Total Consolidated..........................  $ 49,252    $ 55,412    $ 49,899
                                                     ========    ========    ========
Depreciation and amortization:
  Electronic Instruments...........................  $ 16,132    $ 15,188    $ 14,992
  Electromechanical................................    22,980      22,761      17,564
                                                     --------    --------    --------
       Total segments..............................    39,112      37,949      32,556
  Corporate........................................       512         420         310
                                                     --------    --------    --------
       Total Consolidated..........................  $ 39,624    $ 38,369    $ 32,866
                                                     ========    ========    ========

---------------
(1) Amounts in 1998 include a non-recurring charge for cost reduction initiatives totaling $8.0 million pretax, consisting of $2.3 million in the Electronic Instruments segment, $5.2 million in the Electromechanical segment, and $.5 million in Corporate.

(2) Includes $18.9 million in 1999, $5.6 million in 1998, and $8.7 million in 1997 from acquired businesses.

                                  AMETEK, INC.

  Geographic Areas

     Information about the Company's operations in different geographic areas for the years ended December 31, 1999, 1998, and 1997 is shown below. Net sales were attributed to geographic areas based on the location of the customer, accordingly, U.S. export sales are reported in international sales.

                                                       1999        1998        1997
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Net sales:
  United States....................................  $622,832    $582,494    $527,880
  International(a):
     European Union countries......................   109,065     137,742     130,034
     Asia..........................................    57,451      60,693      62,363
     Other foreign countries.......................   135,449     146,545     127,484
                                                     --------    --------    --------
       Total international.........................   301,965     344,980     319,881
                                                     --------    --------    --------
       Total Consolidated..........................  $924,797    $927,474    $847,761
                                                     ========    ========    ========

Long-lived assets from continuing operations:
  United States....................................  $390,749    $283,161    $180,886
  International(b):
     European Union countries......................    65,111      72,081      57,334
     Asia..........................................     4,424       4,675       3,349
     Other foreign countries.......................    19,811      17,791      15,274
                                                     --------    --------    --------
       Total international.........................    89,346      94,547      75,957
                                                     --------    --------    --------
       Total Consolidated..........................  $480,095    $377,708    $256,843
                                                     ========    ========    ========

---------------
(a) Includes U.S. export sales of $158.5 million in 1999, $162.6 million in 1998, and $161.8 million in 1997.

(b) Represents long-lived assets of foreign-based operations only.

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                       FIRST          SECOND         THIRD          FOURTH          TOTAL
                                      QUARTER        QUARTER        QUARTER*       QUARTER**         YEAR
                                      --------       --------       --------       ---------       --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1999
Net sales...........................  $230,878       $231,640       $226,258       $236,021        $924,797
Operating income....................  $ 29,149       $ 29,584       $ 30,518       $ 29,546        $118,797
Income from continuing operations...  $ 14,596       $ 15,564       $ 15,594       $ 15,014        $ 60,768
Net income..........................  $ 14,596       $ 15,564       $ 15,594       $ 15,014        $ 60,768
Basic earnings per share:(a)
  Income from continuing
     operations.....................  $    .45       $    .48       $    .48       $    .47        $   1.88
  Net income........................  $    .45       $    .48       $    .48       $    .47        $   1.88
Diluted earnings per share:(a)
  Income from continuing
     operations.....................  $    .45       $    .47       $    .47       $    .46        $   1.85
  Net income........................  $    .45       $    .47       $    .47       $    .46        $   1.85
Dividends paid per share............  $    .06       $    .06       $    .06       $    .06        $    .24

                                  AMETEK, INC.

                                       FIRST          SECOND         THIRD          FOURTH          TOTAL
                                      QUARTER        QUARTER        QUARTER*       QUARTER**         YEAR
                                      --------       --------       --------       ---------       --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Common stock trading range:(b)
  High..............................        23 1/16        25 3/4         24 5/8         20 1/2          25 3/4
  Low...............................        16 1/2         17 1/2         19 1/4         18              16 1/2
1998
Net sales...........................  $241,958       $246,097       $232,593       $206,826        $927,474
Operating income....................  $ 28,593       $ 28,759       $ 26,976       $ 12,108        $ 96,436
Income from continuing operations...  $ 14,884       $ 15,389       $ 14,050       $  6,126        $ 50,449
Net income..........................  $ 14,884       $ 15,389       $  5,340       $  6,126        $ 41,739
Basic earnings per share:(a)
  Income from continuing
     operations.....................  $    .45       $    .47       $    .43       $    .19        $   1.55
  Net income........................  $    .45       $    .47       $    .16       $    .19        $   1.28
Diluted earnings per share:(a)
  Income from continuing
     operations.....................  $    .44       $    .45       $    .42       $    .19        $   1.50
  Net income........................  $    .44       $    .45       $    .16       $    .19        $   1.24
Dividends paid per share............  $    .06       $    .06       $    .06       $    .06        $    .24
Common stock trading range:(b)
  High..............................        29 15/16       31 3/8         31 1/16        22 5/16         31 3/8
  Low...............................        25 3/8         27 5/8         15 3/4         16 7/16         15 3/4

---------------
  * Third quarter 1998 net income includes an after-tax extraordinary charge of $8.7 million ($.26 per share) for the early extinguishment of debt.

 ** Fourth quarter 1998 income includes a non-recurring pretax charge for cost reduction initiatives totaling $8.0 million, ($4.8 million, after-tax or $.14 per diluted share).

 (a) The sum of quarterly earnings per share may not equal total year earnings per share due to the effect of the Company's purchasing shares of its outstanding common stock.

(b) Trading ranges are based on the New York Stock Exchange composite tape.

NOTE 15. NEW ACCOUNTING STANDARDS

  Accounting Standards Adopted

     On January 1, 1999, the Company adopted the American Institute of Certified Public Accountants' (AICPA) Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The adoption of the Statement did not have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

     On January 1, 1999, the Company adopted AICPA SOP 98-5, "Reporting on the Costs of Start-up Activities," which provided guidance on the financial reporting for start-up and organization costs. The Statement required costs for start-up activities to be expensed as incurred. Adoption of the Statement had no effect on the Company's consolidated results of operations, financial position, or cash flows.

  Pending Accounting Standards

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement requires recognition of all derivative instruments at fair value in the statement of financial position. Gains or losses resulting from changes in the value of derivatives would be accounted for depending on the intended use of the derivative and whether it qualifies for hedge accounting. In June 1999,

                                  AMETEK, INC.

the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No.
133 - an Amendment to FASB Statement No. 133", approving a delay in the effective date of Statement No. 133 until January 2001. The Company is continuing to study the future impact of adopting this Statement. Due to the Company's limited use of derivative financial instruments, adoption of Statement No. 133 is not expected to have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

                                 DIRECTIONS TO
                         ANNUAL MEETING OF SHAREHOLDERS
                                    HELD AT
                            LE PARKER MERIDIEN HOTEL
         ENTRANCES AT 118 WEST 57(TH) STREET AND 119 WEST 56(TH) STREET
                               NEW YORK, NEW YORK
                                 (212) 245-5000

DIRECTIONS FROM NEW JERSEY

     Take Route 3 East to the Lincoln Tunnel. Upon exiting the tunnel, bear left and proceed north to 42(nd) Street. At 42(nd) Street, turn left. At the end of the block, turn right onto 10(th) Avenue. Stay on 10(th) Avenue until you reach 56(th) Street. Turn right. The hotel is located on the left side of 56(th) Street between 7(th) Avenue and Avenue of the Americas.

     Alternate route: From the George Washington Bridge, follow signs to Henry Hudson Parkway South. Take the Parkway South to the 56(th) Street exit (a left lane exit). At the end of the exit ramp, proceed straight through a traffic light onto 56(th) Street. The hotel is located on the left side of 56(th) Street between 7(th) Avenue and Avenue of the Americas.

DIRECTIONS FROM CONNECTICUT

     Take I-95 South to the Cross Bronx Expressway. Take the Cross Bronx Expressway to the last exit in New York (stay to the right when approaching the George Washington Bridge so as not to miss the exit). Follow signs for Henry Hudson Parkway/181(st) Street. Take the Henry Hudson Parkway South to the 56(th) Street exit (a left lane exit). At the end of the exit ramp, proceed straight through the traffic light onto 56(th) Street. The hotel is located on the left side of 56(th) Street between 7(th) Avenue and Avenue of the Americas.

     Alternate route: Take 684 South onto the Hutchinson River Parkway South to the Cross County Parkway. Proceed west on the Cross County Parkway to the Saw Mill River Parkway South. The Saw Mill becomes the Henry Hudson Parkway in New York City. Proceed south on the Parkway until the 56(th) Street exit (a left lane exit). At the end of the exit ramp, proceed straight through the traffic light onto 56(th) Street. The hotel is located on the left side of 56(th) Street between 7(th) Avenue and Avenue of the Americas.

DIRECTIONS FROM LONG ISLAND

     Take the Long Island Expressway West (Route 495) to the Midtown Tunnel. Follow signs for the West Side. Go to Avenue of the Americas, turn right and proceed north to Central Park South. Turn left onto Central Park South and proceed to 7(th) Avenue. Turn left and proceed to 56(th) Street. Turn left. The hotel is located on the left side of 56(th) Street between 7(th) Avenue and Avenue of the Americas.

     Alternate route: Take the Grand Central Parkway to the Triborough Bridge. Take the exit to Manhattan and follow signs for the FDR Drive South. Exit at 63(rd) Street and proceed to 5(th) Avenue. Turn left and proceed to 60(th) Street. Turn left. Follow the traffic circle to 59(th) Street. Turn right and proceed to 7(th) Avenue. Turn left and proceed to 56(th) Street. Turn left. The hotel is located on the left side of 56(th) Street between 7(th) Avenue and Avenue of the Americas.

                                 [RECYCLE LOGO]
                           PRINTED ON RECYCLED PAPER.
  This document is printed on recycled paper, which contains at least 10% post consumer waste.

                     NOTIFICATION OF ELECTRONIC AVAILABILITY

        IF YOU WOULD LIKE TO RECEIVE FUTURE NOTIFICATION OF THE AVAILABILITY OF THE PROXY STATEMENT AND ANNUAL REPORT ELECTRONICALLY, PLEASE VISIT
        <WWW.INVESTPOWER.COM>. CLICK ON "ENROLL TO RECEIVE MAILINGS VIA E-MAIL"
        AND REFER TO THE COMPANY NUMBER AND ACCOUNT NUMBER ON TOP OF THE REVERSE SIDE OF THIS CARD.

                         ANNUAL MEETING OF SHAREHOLDERS

        AMETEK, INC.'S ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD AT 3:00 P.M. ON MAY 9, 2000, AT LE PARKER MERIDIEN HOTEL, 118 W. 57TH STREET,
        NEW YORK, NEW YORK 10019. PLEASE SEE YOUR PROXY STATEMENT FOR DIRECTIONS SHOULD YOU WISH TO ATTEND THE MEETING.



                                  AMETEK, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Walter E. Blankley, Lewis G. Cole and Donna F. Winquist or a majority of those present and acting, or, if only one is present, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK's Annual Meeting of Shareholders to be held at Le Parker Meridien Hotel, 118 W. 57th Street, New York, New York 10019, on Tuesday, May 9, 2000, at 3:00 p.m. local time, and at any adjournment or postponements thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

                         (TO BE SIGNED ON REVERSE SIDE)          SEE
                                                               REVERSE
                                                                SIDE

                       ANNUAL MEETING OF SHAREHOLDERS OF

                                  AMETEK, INC.

                                   MAY 9, 2000

                           PROXY VOTING INSTRUCTIONS


      TO VOTE BY INTERNET

      PLEASE ACCESS THE WEB PAGE AT <www.voteproxy.com> AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.

      TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

      PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.

      TO VOTE BY MAIL

      PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

                                   PLEASE VOTE
 IF YOU VOTE BY INTERNET OR BY TELEPHONE, THERE IS NO NEED TO RETURN YOUR PROXY CARD.

                 YOUR CONTROL NUMBER IS       /          /

                 Please Detach and Mail in the Envelope Provided

A  /x/    PLEASE MARK YOUR
          VOTES AS IN THIS
          EXAMPLE.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED'S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1), AND FOR APPROVAL OF PROPOSAL (2), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

1. Election of Directors                                    FOR      WITHHELD    NOMINEES:
                                                            / /        / /       Helmut N. Friedlaender
                                                                                 James R. Malone
                                                                                 Elizabeth R. Varet

INSTRUCTION: To withhold authority to vote for any individual nominee, place an "X" in the box on the left (FOR) and write that nominee's name in the space provided below.

2. Proposal to approve the appointment                      FOR      AGAINST     ABSTAIN
   of Ernst & Young LLP as independent                      / /        / /         / /
   auditors for the year 2000.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.



_________________________________________  Date:____________ , 2000
                SIGNATURE

_________________________________________  Date:_____________ , 2000
         SIGNATURE IF HELD JOINTLY


NOTE: Please sign exactly as your name appears on this card. Indicate your full title if you are signing as an executor, administrator, trustee, etc. If the signer is a corporation, an authorized officer should sign the full corporate name. All owners must sign if shares are held in the name of more than one person.

                         PLEASE DATE, SIGN AND MAIL YOUR

                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS

                                 OF AMETEK, INC.

                                   MAY 9, 2000